Exhibit 2.1
Execution Version
ASSET PURCHASE AGREEMENT
by and among
EDGEWELL PERSONAL CARE COMPANY
and
ESSITY AKTIEBOLAG (publ)
_____________________
Dated as of November 12, 2025

TABLE OF CONTENTS
1.1    Certain Definitions    1
ARTICLE II

PURCHASE AND SALE
2.1    Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities    19
2.2    Acquired Assets; Excluded Assets    19
2.3    Assumed Liabilities; Excluded Liabilities    22
2.4    Consents and Governmental Approvals    25
2.5    Transfer Documents    26
2.6    Buyer Designee    26
ARTICLE III

CLOSING; PURCHASE PRICE
3.1    Closing    27
3.2    Transactions to Be Effected at the Closing; Payments    27
3.3    Withholding Rights    28
3.4    Purchase Price Adjustment    28
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
4.1    Corporate Organization    30
4.2    Capitalization of the Acquired Seller Party    31
4.3    Authority; No Violation    32
4.4    Governmental Authorization    33
4.5    Financial Statements; Liabilities    33
4.6    Absence of Certain Changes or Events    34
4.7    Taxes and Tax Returns    34
4.8    Title to and Sufficiency of Assets    37
4.9    Inventory    37
4.10    Employees and Employee Benefit Plans    37
4.11    Litigation    39
4.12    Compliance with Applicable Law    40
4.13    Material Contracts    41
4.14    Environmental Matters    43
4.15    Real Property; Assets    44
4.16    Intellectual Property    45
4.17    Insurance    47
4.18    Privacy and Information Security    48
i

4.19    Business Product Liability and Recalls    49
4.20    FDA and Regulatory Matters    50
4.21    Business Product Warranty    51
4.22    No Federal Health Care Program Billing    51
4.23    Brokers    51
4.24    NO OTHER REPRESENTATIONS OR WARRANTIES    51
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
5.1    Corporate Organization    53
5.2    Authority; No Violation    53
5.3    Governmental Authorization    54
5.4    Available Funds    54
5.5    Brokers    54
5.6    Litigation    54
5.7    NO OTHER REPRESENTATIONS OR WARRANTIES    54
ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1    Conduct of the Business Prior to the Closing    55
6.2    Seller Forbearances    56
6.3    Notification of Certain Matters    57
ARTICLE VII

ADDITIONAL AGREEMENTS
7.1    Reasonable Best Efforts; Regulatory Filings    58
7.2    Access to Information and Premises    60
7.3    Provision of Information    62
7.4    Employee Matters    63
7.5    Acquisition Proposals    67
7.6    Public Announcements    68
7.7    Corporate Actions by the Acquired Seller Party    68
7.8    Certain Tax Matters    69
7.9    Bulk Transfer Laws    72
7.10    RWI Policy    72
7.11    Mail Handling; Checks and Drafts    73
7.12    Misallocated Assets    73
7.13    Termination of Intercompany Contracts    73
7.14    Shared Contracts    74
7.15    Retained Names and Marks    75

7.16    Know-How Rights    75
7.17    Contact with Business Relations    76
7.18    Real Property    76
7.19    Integration Committee    77
7.20    Non-Competition; Non-Solicitation    77
ARTICLE VIII

CONDITIONS PRECEDENT
8.1    Conditions to Each Party’s Obligation to Effect the Closing    78
8.2    Conditions to Obligations of Buyer    79
8.3    Conditions to Obligations of Seller    81
8.4    Frustration of Closing Conditions    81
ARTICLE IX

TERMINATION AND AMENDMENT
9.1    Termination    82
9.2    Effect of Termination    83
9.3    Termination Fee    84
ARTICLE X

INDEMNIFICATION
10.1    Non-Survival    85
10.2    Indemnification    85
10.3    Limitations    85
10.4    Indemnification Payments    86
10.5    RWI Policy    86
10.6    Indemnification Procedures    86
10.7    Sole Remedy; No Duplicative Recovery.    88
ARTICLE XI

MISCELLANEOUS
11.1    Amendment    88
11.2    Expenses    89
11.3    Notices    89
11.4    Interpretation    90
11.5    Waiver of Jury Trial    90
11.6    Counterparts    91
11.7    Entire Agreement    91

11.8    Governing Law; Jurisdiction    91
11.9    Assignment    92
11.10    Third-Party Beneficiaries    92
11.11    Specific Performance    92
11.12    Severability    93
11.13    Seller Disclosure Letter    93
11.14    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege    93
APPENDICES
Appendix A    Form of Transition Services Agreement
Appendix B    Form of Bill of Sale and Assignment Agreement
Appendix C    Form of IP Assignment Agreement
Appendix D    Form of Lease Assignment Agreement
Appendix E    Form of Special Warranty Deed
Appendix F    Form of Owner’s Affidavit

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT, is entered into as of November 12, 2025 (this “Agreement”), by and between, Edgewell Personal Care Company, a Missouri corporation (“Seller”), and Essity Aktiebolag (publ), a listed public limited company incorporated under the Laws of the Kingdom of Sweden (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller and Seller Affiliates and Acquired Seller Party are engaged in the Business; and
WHEREAS, Seller desires to sell, transfer and assign, and to cause each other Seller Party to sell, transfer and assign, to Buyer, and Buyer desires to purchase, acquire, accept and assume from the Seller Parties, the Acquired Assets and the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Principles” shall mean GAAP applied in a manner consistent with the Business Financial Statements for the fiscal year ended September 30, 2024.
“Accrued PTO” shall mean with respect to any Business Employee, such Business Employee’s accrued but unpaid vacation, holiday and/or paid time off, in each case as of the Closing.
“Acquired Assets” shall have the meaning given to such term in Section 2.2(a).
“Acquired Business Indemnified Parties” shall have the meaning given to such term in Section 7.7(e).
“Acquired Contracts” shall have the meaning given to such term in Section 2.2(a)(ix).
“Acquired Interests” shall have the meaning given to such term in Section 2.2(a)(viii).
“Acquired IP Rights” shall have the meaning given to such term in Section 2.2(a)(vi).
“Acquired Lease” shall have the meaning given to such term in Section 4.15(b).

“Acquired Permits” shall have the meaning given to such term in Section 2.2(a)(vii).
“Acquired Real Property” shall have the meaning given to such term in Section 2.2(a)(i).
“Acquired Records” shall mean all Records, in each case, to the extent exclusively related to the Business, the Acquired Assets, the Transferred Employees or the Assumed Liabilities, but excluding such items to the extent (a) they are Excluded Assets or Excluded Liabilities, (b) any applicable Law prohibits the transfer of such information, (c) they are Tax Returns of Seller and Seller Affiliates (other than Tax Returns that are solely Tax Returns of the Acquired Seller Party), (d) constituting files or records relating to any employees who are not Transferred Employees, or (e) constituting files or records relating to any Transferred Employee that cannot be shared under applicable Laws due to confidential treatment afforded under any applicable Laws, except to the extent the affected employee consents in writing to such disclosure to Buyer.
“Acquired Registered IP” shall have the meaning given to such term in Section 4.16(a).
“Acquired Seller Party” shall have the meaning given to such term in Section 2.2(a)(viii).
“Acquired Seller Party Marks” shall have the meaning given to such term in Section 4.16(e).
“Acquisition Proposal” shall have the meaning given to such term in Section 7.5.
“Affiliate” shall mean any corporation, limited liability company, other legal entity which directly or indirectly controls, is controlled by, or is under common control with a party. As used herein, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or exercise a controlling influence over the management or policies of such entity, whether through the ownership of voting securities or by contract. For the avoidance of doubt, the Acquired Seller Party is not a Seller Affiliate.
“Agreement” shall have the meaning set forth in the preamble.
“Allocation” shall have the meaning given to such term in Section 7.8(h).
“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, (c) the OECD Anti-Bribery Convention, (d) the Corruption of Foreign Public Officials Act (Canada) and the Criminal Code (Canada), and (e) all other similar or equivalent anti-corruption or anti-bribery Laws of any jurisdiction applicable to the Business or its operations.
“Antitrust Laws” shall mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, including the HSR Act, Sherman Act, the Clayton Act and the Federal Trade Commission Act, Council Regulation (EC) No 139/2004 of 20 January 2004, and the Digital Markets, Competition and Consumers Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.
“Applicable Representatives” shall have the meaning given to such term in Section 3.4(c)(i).
“Assumed Employee Liabilities” shall mean all employment, labor, compensation, pension, employee welfare and employee benefits related Liabilities, commitments (including Assumed PTO) and claims (a) relating to each Transferred Employee (or any dependent or beneficiary of any such Transferred Employee), and each current individual independent contractor of the Business, in any case, to the extent arising prior to, on or after the Closing or (b) that Buyer or its Affiliates have agreed to assume or perform pursuant to Section 7.4(b)(ii), but excluding, in any case, (i) the Controlled Group Liabilities and (ii) Liabilities related to compensation for any Transferred Employee accrued prior to the Closing (except as set forth in Section 7.4(b)(ii) and further except for the Assumed PTO).
“Assumed Liabilities” shall have the meaning given to such term in Section 2.3(a).
“Assumed PTO” shall mean, with respect to each Transferred Employee, such Transferred Employee’s Accrued PTO.
“Baby Magic Liabilities” shall mean all Liabilities arising from the manufacture, distribution and sale of any product under the brand name Baby Magic and whether manufactured, distributed or sold by Seller or other Person, including all Liabilities from any of the matters listed on Section 4.11(a) of the Seller Disclosure Letter.
“Base Purchase Price” shall mean $340,000,000.
“Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, program, policy, practice, contract, agreement or arrangement, whether written or unwritten, providing for compensation, bonus pay, severance, benefits, termination pay, change in control pay, retention pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, other equity or equity-based compensation, commission, vacation or other paid time off, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, in any case, covering one or more Business Employees or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its Affiliates; provided, however, that the term “Benefit Plan” shall not include (a) any multiemployer plans (whether or not subject to ERISA) and (b) any benefit or compensation plans, programs, policies, practices or contracts sponsored or maintained by any Governmental Entity.
“Bill of Sale and Assignment Agreement” shall have the meaning given to such term in Section 8.2(f)(ii).

“Business” shall mean the Feminine Care segment of Seller, as conducted by Seller, Seller Affiliates and Acquired Seller Party, consisting of designing, developing, manufacturing, marketing, promoting, selling and distributing feminine care products, consisting of tampons, pads and liners, under the Playtex, Stayfree, Carefree and o.b. brands, as applicable.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by applicable Law or other governmental action to close.
“Business Employee” shall mean each employee who is employed by Seller or any of the other Seller Parties who is set forth in Section 4.10(f) of the Seller Disclosure Letter.
“Business Financial Statements” shall have the meaning given to such term in Section 4.5(a).
“Business Product Approvals” shall mean all Permits (and pending applications therefor), filings and notifications issued by a Notified Body that are necessary for the testing, manufacturing, marketing, promotion, distribution or sale of any Business Product in any jurisdiction in which any such Business Product is used, made, marketed, distributed or sold, including FDA and Health Canada registrations and premarket clearances and all applicable certification(s) under the Medical Device Single Audit Program (MDSAP) for the Business Products manufactured for and distributed into Canada.
“Business Products” shall mean those medical devices and other products designed, developed, tested, manufactured, produced, packaged, labeled, made commercially available, marketed, distributed or sold by or on behalf of the Business, and any medical devices or other products under development by or on behalf of the Business, in each case, including the medical devices and other products set forth in Section 1.1(a) of the Seller Disclosure Letter.
“Business Products Inventory” shall mean any and all inventory solely comprising of Business Products (including raw materials, work in progress, finished products and packaging, but, in each case, excluding maintenance supplies and spare parts), whether in the possession of Seller or any other Seller Party, on consignment or otherwise in the possession of a third party (including any third-party logistics vendor) or in transit to Seller or any other Seller Party, in each case, that are used, or held for use, exclusively in the operation or conduct of the Business (other than the Excluded Assets).
“Buyer” shall have the meaning set forth in the preamble.
“Buyer 401(k) Plan” shall have the meaning given to such term in Section 7.4(f).
“Buyer Affiliate” shall mean any Affiliate of Buyer.
“Buyer Closing Statement” shall have the meaning given to such term in Section 3.4(b).
“Buyer Designee” shall have the meaning given to such term in Section 2.6.

“Buyer Group” shall have the meaning given to such term in Section 11.14(a).
“Buyer Plans” shall have the meaning given to such term in Section 7.4(e).
“Buyer Portion” shall have the meaning given to such term in Section 7.14(a).
“Buyer Pro-Rata Bonus Opportunity” shall have the meaning given to such term in Section 7.4(h).
“Calculation Time” shall mean 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.
“Canadian Acquired Assets” shall have the meaning given to such term in Section 2.6.
“Closing” shall have the meaning given to such term in Section 3.1.
“Closing Date” shall have the meaning given to such term in Section 3.1.
“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness as of the Calculation Time.
“Closing Inventory Adjustment Amount” shall mean an amount equal to the Closing Inventory Value, minus the Target Inventory Value; to the extent such number is negative, the absolute value of the Closing Inventory Adjustment Amount will be subtracted from Base Purchase Price, and to the extent such number is positive, the Closing Inventory Adjustment Amount will be added to the Base Purchase Price; provided that (a) no adjustment shall be made if the Closing Inventory Value is within the Target Inventory Collar, (b) if the number is negative and the Closing Inventory Value is less than the low end of the Target Inventory Collar, the Closing Inventory Adjustment Amount will be the difference between the Target Inventory Value and the Closing Inventory Value and will be subtracted from the Base Purchase Price, and (c) if the number is positive and the Closing Inventory Value exceeds the high end of the Target Inventory Collar, the Closing Inventory Adjustment Amount will be added to the Base Purchase Price, and provided further, that in no event will the absolute value of the Closing Inventory Adjustment Amount exceed the Inventory Cap.
“Closing Inventory Value” shall mean the aggregate value of all Business Products Inventory as of the Calculation Time, calculated in accordance with the Accounting Principles.
“Closing Purchase Price” shall mean an amount equal to (a) the Base Purchase Price, plus or minus (as applicable pursuant to the definition of Closing Inventory Adjustment Amount) (b) the Closing Inventory Adjustment Amount, minus (c) Closing Indebtedness, minus (d) one half of the Regulatory Filing Expenses under the HSR Act paid by Buyer to the applicable United States Governmental Entity pursuant to Section 7.1(b), minus (e) $1,000,000 to defray a portion of Buyer’s Real Property transfer expenses and RWI Policy expenses.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean Confidential Information as defined in the Confidentiality Agreement.
“Confidentiality Agreement” shall have the meaning given to such term in Section 7.2(b).
“Consent” shall mean any consent, waiver, approval or other authorization issued by or obtained from, or notification requirement to, any third party.
“Contracts” shall have the meaning given to such term in Section 4.13(a).
“Contributor” shall have the meaning given to such term in Section 4.16(i).
“Controlled Group Liabilities” shall mean any and all liabilities under (a) Title IV of ERISA, (b) Section 302 of ERISA or (c) Sections 412 and 4971 of the Code. For the avoidance of doubt, Controlled Group Liabilities shall include all Liabilities arising under the Edgewell Personal Care Company Defined Benefit Plan.
“Data Incident” shall have the meaning given to such term in Section 4.18(f).
“Data Related Vendors” shall have the meaning given to such term in Section 4.18(e).
“Deficit Amount” shall have the meaning given to such term in Section 3.4(d)(ii).
“Delayed Conveyance Employees” shall have the meaning given to such term in Section 7.4(c)(ii).
“Delayed Conveyance Transfer Time” shall have the meaning given to such term in Section 7.4(c)(ii).
“Delayed Transfer Assets” shall have the meaning given to such term in Section 2.4(a).
“Designated Persons” shall have the meaning given to such term in Section 11.14(a).
“Direct Claim” shall have the meaning given to such term in Section 10.6(c).
“Dispute Notice” shall have the meaning given to such term in Section 3.4(c)(ii).
“Enforceability Exceptions” shall have the meaning given to such term in Section 4.3(a).
“Environmental Laws” shall mean, whenever in effect, all Laws, all contractual obligations, and all orders and all common law concerning pollution, public or occupational health or safety, the collection and management of wastes or recyclables, or protection of human health or the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata), including Laws relating to emissions, discharges, Releases or threatened Releases of or exposure to Hazardous Substances or the manufacture, production, processing, marketing, labeling, registration, notification, packaging, import, generation, use, management, treatment, containment, storage, recycling, disposal, reclamation, reuse, distribution, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65), the Canadian Environmental Protection Act, 1999, S.C. 1999, c. 33, the Transportation of Dangerous Goods Act, 1992, S.C. 1992, c. 34, Hazardous Products Act, R.S.C. 1985, c. H-3, Environmental Protection Act, R.S.O. 1990, c. E.19, and the Resource Recovery and Circular Economy Act, 2016, S.O. 2016, c. 12, each as may have been amended or supplemented (including any analogous provision of state, provincial, territorial, local, or foreign law), and any applicable environmental transfer statutes or Laws.
“Environmental Liabilities” shall mean all Liabilities relating to, arising from or in respect of (a) Environmental Laws or the compliance or noncompliance therewith, (b) the alleged or actual presence or Release of, or exposure to, Hazardous Substances and (c) the offsite transportation, storage, treatment, disposal or arrangement for disposal of Hazardous Substances, including all Liabilities from any of the matters listed on Section 4.11(a) of the Seller Disclosure Letter including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing.
“Environmental Permit” shall mean any and all Permits required, issued, granted, given, authorized, or made by any Governmental Entity under any Environmental Law.
“Equity Interests” shall mean, with respect to any Person, any capital stock or share of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or share or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” shall mean any entity that could be treated as a single employer with Seller under Sections 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, to the extent relevant under and for purposes of applicable Code provisions, Sections 414(m) or (o) of the Code.
“Excess Amount” shall have the meaning given to such term in Section 3.4(d)(i).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning given to such term in Section 2.2(b).
“Excluded Liabilities” shall have the meaning given to such term in Section 2.3(b).
“FDA” shall mean the U.S. Food and Drug Administration and any successor agency thereto.
“FDI Laws” shall mean all applicable Laws that are designed or intended to prohibit, restrict or regulate investments by Persons that are deemed a foreign entity or that may pose a threat to national security.
“Final Closing Purchase Price” shall have the meaning given to such term in Section 3.4(c)(iv).
“Fraud” shall mean actual and intentional common law fraud (and shall not include any claim based on constructive knowledge, negligent or reckless misrepresentation (or omission) or a similar theory) under the laws of the State of Delaware by a party to this Agreement and solely with respect to the express representations and warranties set forth in Article IV or Article V of this Agreement, as qualified by the Seller Disclosure Letter, or in any certificate delivered pursuant hereto.
“Fundamental Representations” shall have the meaning given to such term in Section 8.2(a)(i).
“GAAP” shall mean United States Generally Accepted Accounting Principles.
“Governmental Approval” shall mean any Consent, clearance, approval, waiting period expiration or termination, license, permit, variance, franchise, certificate, waiver, concession, exemption, order, registration, notice or authorization from any Governmental Entity.
“Governmental Entity” shall mean any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county, municipal, territorial or provincial, national or supra-national, and whether local or foreign.
“Hazardous Substances” shall mean any chemical, pollutant, contaminant, substance, waste, medical waste, mixture, material, or any other chemical, pollutant, substance or waste, in each case, that is regulated, defined, or listed under Environmental Laws as hazardous, toxic or radioactive or by words of similar import, including any asbestos-containing material, formaldehyde, petroleum and petroleum products and by-products and additives, polychlorinated biphenyls, lead-based paint or other lead-containing materials, radioactive materials, radon, waste oil or PFAS.
“Healthcare Laws” shall mean, collectively, any and all applicable state, federal, national, and foreign healthcare Laws that govern the Business and Business Products, including: (a) the

Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (b) requirements applicable to medical device advertising under the Federal Trade Commission Act; (c) all implementing regulations of the preceding Laws; (d) any analogous Laws of any applicable jurisdiction; and (e) any other state, federal, national or foreign Laws which regulate quality, safety, licensure or any other aspect of testing, manufacture, distributing, sale, promotion or marketing of medical devices.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inactive Employee” shall have the meaning given to such term in Section 7.4(c).
“Indebtedness” shall mean, without duplication and determined in accordance with the Accounting Principles, the outstanding principal amount of, together with accrued and unpaid interest on: (a) indebtedness of the Business for borrowed money or indebtedness of the Business evidenced by notes, bonds, debentures or other debt securities; (b) Liabilities of the Business evidenced under any letter of credit, bank guarantee, bankers’ acceptance or other similar instrument, solely to the extent drawn and outstanding with a claim for funding pending, issued for the account of the Business; (c) Liabilities of the Business owing in respect of any lease included in the Acquired Assets required in accordance with GAAP to be classified as a finance lease on the balance sheet of the Business; (d) any prepayment premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are payable upon repayment of such obligations; and (e) any Liability of a third party of the type described in clauses (a) through (d) the payment of which is guaranteed by any Seller Party on behalf of the Business but only to the extent such guaranty is contingent upon or triggered by the Closing. Notwithstanding anything to the contrary, “Indebtedness” shall not include (i) any amounts to the extent taken into account in the calculation of the Closing Inventory Adjustment Amount, (ii) any Excluded Liabilities, (iii) any intercompany accounts solely between or among any Seller Affiliate (other than the Acquired Seller Party), on the one hand, and the Acquired Seller Party, on the other hand, (iv) any deferred revenue, customer deposits, deferred rent or non-capitalized leases, (v) any trade payables, accounts payable or other current liabilities, (vi) any asset retirement or leasehold improvement obligations, or (vii) any prepayment premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses to the extent not then-owing or triggered by the Closing.
“Indemnification Claim” shall mean any Direct Claim or Third-Party Claim.
“Indemnified Party” shall have the meaning given to such term in Section 10.6.
“Indemnifying Party” shall have the meaning given to such term in Section 10.6.
“Insurance Policies” shall have the meaning given to such term in Section 4.17(a).
“Intellectual Property Rights” shall mean all intellectual property rights and related industrial property or proprietary rights, including following intellectual property rights and other proprietary rights, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction or international convention in the world: (a) patents, patent applications, including provisional and nonprovisional applications, statutory invention registrations, registered designs, industrial property rights and similar or equivalent rights in inventions and designs, including all utility patents, utility models, invention certificates, originals, continuations, divisionals, continuations-in-part, and patents issuing from any of the foregoing, and all renewals, extensions, reexaminations and reissues, substitutions and foreign counterparts of any of the foregoing, and comparable rights (“Patents”); (b) rights in trademarks, service marks, trade dress, trade names, logos, corporate or business names, social media handles and other designations of source or origin, together with any registrations, applications for registration therefor, renewals, and extensions of any of the foregoing, and all goodwill associated with any of the foregoing (“Marks”); (c) domain names, URL registrations and rights to social media accounts; (d) copyrights and any other similar or equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors, moral rights, and any registrations, applications for registration thereof, renewals, extensions, and reversions in any of the foregoing, (“Copyrights”); (e) trade secret rights and rights in confidential, non-public or proprietary technical information, specifications, formulations, methodologies, ideas, processes and other know-how and any analogous rights (“Know-How Rights”); and (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases).
“Inventory” shall mean any and all inventory, including inventory of Business Products, any samples, raw materials, work in progress, maintenance supplies, spare parts, finished products and packaging, whether in the possession of Seller or any other Seller Party, on consignment or otherwise in the possession of a third party (including any third-party logistics vendor) or in transit to Seller or any other Seller Party, in each case, that are used, or held for use, exclusively in the operation or conduct of the Business (other than the Excluded Assets).
“Inventory Cap” shall mean $3,350,000.
“IP Assignment Agreement” shall have the meaning given to such term in Section 8.2(f)(iii).
“IRS” shall mean the U.S. Internal Revenue Service.
“IT Systems” shall have the meaning given to such term in Section 4.18(a).
“Judgment” shall mean any writ, ruling, judgment, injunction, order, stipulation, award, conciliation agreement or decree of or with any Governmental Entity.
“Knowledge of Buyer” or any other similar knowledge qualification in this Agreement shall mean the actual knowledge of the Persons set forth in Section 1.1(b) of the Seller Disclosure Letter, following reasonable inquiry.
“Knowledge of Seller” or any other similar knowledge qualification in this Agreement shall mean the actual knowledge of the Persons set forth in Section 1.1(c) of the Seller Disclosure Letter, following reasonable inquiry.

“Laws” shall mean all federal, state, provincial, territorial, local, foreign or supernational law (including common law), statutes, constitutions, directive, rules, regulations, ordinances, rulings or Judgment of any Governmental Entity or Notified Body and standards, policies, guidelines, notices and protocols of any Governmental Entity, in each case to the extent the foregoing have the force of law, including all Anti-Corruption Laws, Environmental Laws, Healthcare Laws, Privacy Laws and Regulatory Laws.
“Lease Assignment Agreement” shall have the meaning given to such term in Section 8.2(f)(iv).
“Leased Properties” shall have the meaning given to such term in Section 4.15(b).
“Leases” shall have the meaning given to such term in Section 4.15(b).
“Liabilities” shall mean all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.
“Lien” shall mean liens, mortgages, pledges, licenses, deeds of trust, security interests, charges, easements, leases, subleases, licenses, sublicenses, occupancy agreements, imperfections of title, servitudes, encroachments, restrictions, conditions, covenants, claims, hypothecations, options to purchase or lease or otherwise acquire any interest, easements, rights of way, title defects and other similar encumbrances.
“Losses” shall mean losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs expenses of whatever kind, including reasonable attorneys’ and accountant fees and the cost of enforcing any right hereunder and the cost of pursuing any insurance providers.
“Malicious Code” shall have the meaning given to such term in Section 4.18(d).
“Material Adverse Effect” shall mean any event, circumstance, development, change, condition or effect that, either individually or in the aggregate, has a material adverse effect on the financial condition or results of operations of the Business; provided, that a “Material Adverse Effect” shall not be deemed to include, and whether a “Material Adverse Effect” has occurred shall be determined without taking into account: any event, circumstance, development, change, condition or effect relating to (a) (i) general business, economic or regulatory conditions in the United States or in any other country or region in the world or the global economy generally or (ii) general conditions in the industries in which the Business conducts business, (b) general national, international or other political or social conditions, including any outbreak, escalation or worsening of war, hostilities, police action, executive order, military conflicts or terrorism in the United States or in any other country or region in the world, whether or not pursuant to the declaration of an emergency or war, or any actual or potential stoppage, shutdown, default or similar event or occurrence of a Governmental Entity, (c) cybersecurity attacks (including cybersecurity incidents and data breaches), (d) general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (e) trade regulations, including the announcement, proposal or imposition of new or increased trade restrictions, tariffs or similar Taxes, (f) legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (g) any acts of God, earthquakes, hurricanes, tropical storms, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, or the escalation or worsening of any such events, (h) any outbreak or worsening of any epidemic, pandemic, health emergency, plague or disease outbreak and compliance with any governmental regulations or orders related to such events, (i) the public announcement or pendency of this Agreement, any public statements made by Seller or Buyer with respect to the Business, this Agreement, the transactions contemplated hereby, the announcement of the identity of Buyer as the acquiror of the Business or of Buyer’s plans for the Business, including the application of the Regulatory Laws to the transactions contemplated by this Agreement and including, in each case, the impact thereof on the relationships, contractual or otherwise, of such Person with employees, suppliers, customers, partners, vendors or any other third Person, (j) any changes in the commercial relationship between the Seller Parties or the Business, on one hand, and Buyer or any of its Affiliates, on the other hand, (k) the taking of any action required or contemplated to be taken by the terms of this Agreement, the refraining from taking of any action prohibited to be taken by the terms of this Agreement or actions taken or not taken at the request of Buyer, (l) any matters disclosed on the Seller Disclosure Letter or (m) changes in the, or the failure of the Seller Parties or the Business to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to Seller Parties or the Business for any period, including with respect to revenue, earnings, cash close or cash position (but not the events underlying such change, failure or publication to the extent such events would otherwise constitute a Material Adverse Effect under this definition); provided, further, that any event, fact, circumstance, development, change, condition or effect referred to in any of clauses (a), (b), (d), (e), (f), (g) and (h), shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, fact, circumstance, development, change, condition or effect disproportionately adversely affects the Business, as compared to companies in the industry in which the Business operates, in which case only the incremental disproportionate adverse effect may be taken into account.
“Material Contracts” shall have the meaning given to such term in Section 4.13(a).
“Notified Body” shall mean the FDA, Health Canada, or any organization accredited, designated, licensed, authorized or approved under applicable Healthcare Laws to approve, clear, certify, or otherwise authorize medical devices for market entry in accordance with applicable Healthcare Laws and any applicable harmonized standards.
“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, articles of organization or incorporation, articles of association, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, shareholders agreement, bylaws or other similar organizational documents, as applicable and in each case, as amended.

“Original Date” shall have the meaning given to such term in Section 3.1.
“Outside Date” shall have the meaning given to such term in Section 9.1(a)(iv).
“Owned Real Property” shall have the meaning given to such term in Section 4.15(a).
“Per- and polyfluoroalkyl substances” or “PFAS” shall mean any substance which contains at least one fully fluorinated methyl or methylene carbon atom (without any hydrogen/chlorine/bromine/iodine atom attached to it), and therefore, any substance with a perfluorinated methyl group (-CF3) or a perfluorinated methylene group (-CF2), including any acids, salts, precursors, polymers or derivatives thereof, such as, without limitation, perfluorooctanoic acid, CAS Registry Number 335-67-1, as well as salts and structural isomers of perfluorooctanoic acid (“PFOA”), perfluorooctanesulfonic acid, CAS Registry Number 1763-23-1, as well as salts and structural isomers of perfluorooctanesulfonic acid (“PFOS”) and PFAS replacements for PFOA and PFOS.
“Permit” shall mean any and all licenses, permits, approvals, consents, clearances, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, waiting period expirations or terminations, franchises, waivers, concessions, orders and other similar rights, privileges and approvals from any Governmental Entity.
“Permitted Lien” shall mean (a) any Lien for Taxes that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanic’s, materialman’s and other encumbrances for work, labor, materials or supplies incurred in the ordinary course of business and which are not yet delinquent or which are being contested in good faith, (c) any zoning, building, land use and other land use laws imposed by a Governmental Entity, which are not violated in any material respects by the physical improvements or the use or occupancy or the operation of the business as currently conducted thereon, (d) conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) any statutory Liens of landlords to secure obligations under the Leases, (f) any non-monetary Liens, encumbrances and restrictions on Real Property (including easements, covenants, rights of way and similar matters) that do not, individually or in the aggregate, materially interfere with the present uses or operation of such Real Property affected thereby, (g) Liens or encumbrances imposed on the landlord’s interest in real property subject to a Lease, (h) Liens which are set forth in any Permits that have been disclosed to Buyer prior to the date of this Agreement, (i) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, and (j) Liens identified in the Seller Disclosure Letter.
“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Personal Data” shall mean information that is considered “personally identifiable information,” “personal information,” “personal data,” “consumer health data” or any similar term by any applicable Privacy Laws.

“Playtex Marketing Corporation” shall mean Playtex Marketing Corporation, a Delaware corporation.
“Post-Closing Representation” shall have the meaning given to such term in Section 11.14(a).
“Pre-Closing Seller Communications” shall have the meaning given to such term in Section 11.14(b).
“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Prior Seller Counsel” shall have the meaning given to such term in Section 11.14(a).
“Privacy and Security Contracts” shall mean, with respect to the Business, all Contracts between, on the one hand, a Seller Party, and, on the other hand, any other Person that relate to the processing of Personal Data by the Business.
“Privacy and Security Policies” shall mean, with respect to the Business, externally published policies relating to the security and processing of Personal Data.
“Privacy and Security Requirements” shall mean (a) Privacy Laws, (b) Privacy and Security Contracts, and (c) Privacy and Security Policies.
“Privacy Laws” shall mean, with respect to the Business, any applicable federal, state, provincial, local, or foreign Laws relating to the Processing of Personal Data, data security, data breach notification, the cross-border transfer of Personal Data, or relating to electronic communications, telephone and text message communications.
“Proceeding” or “Proceedings” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, investigation, notice of violation, proceeding, litigation, complaint, citation, summons, subpoena or like matter of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, by or before any Governmental Entity.
“Process,” “Processed” or “Processing” shall mean collecting, using, modifying, retrieving, disclosing, transferring, storing, deleting, managing, maintenance, transmission, or otherwise processing Personal Data.
“Real Property” shall have the meaning given to such term in Section 4.15(b).
“Recall” shall mean any voluntary and involuntary recall, correction, market withdrawal, market refund or replacement, “dear doctor” letter, investigator notice (in writing), stock recovery or other field action or notice relating to an alleged lack of safety, efficacy or regulatory compliance of any Business Product.

“Records” shall mean all books, records and other documents, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, sales and purchase records, pricing information, account histories, research data and commercial data related to any Business Product, regulatory information relating to any Business Product, including all device master files, operating, production and other manuals, reports and records and sales and promotional literature, and all other documents, files, correspondence, data (including historical financial data and employee emails) and other information in all cases, in any form or medium, in each case, in the possession or control of any Seller Party.
“Registered IP” shall mean all U.S., international or foreign Intellectual Property Rights that are registered with, issued by, or the subject of an application filed with, any Governmental Entity or other public or quasi-public legal authority (including domain name registrars), including all (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, and (d) domain name registrations.
“Regulatory Filing Expenses” shall have the meaning given to such term in Section 7.1(b).
“Regulatory Laws” shall mean (a) Antitrust Laws and (b) FDI Laws.
“Release” shall mean any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, discharging, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching of any Hazardous Substances into or in the air, soil, surface water, groundwater, subsurface strata or the environment, or into, within or from any structure, equipment or building into or in the air, soil, surface water, groundwater or the environment, or into, within, or from any structure, equipment or building.
“Release of Fiduciary Duty Claims” shall have the meaning given to such term in Section 7.7(c).
“Relevant Matters” shall have the meaning given to such term in Section 11.8(a).
“Required Consent” shall mean a Consent to the transfer and assignment of each of the Acquired Contracts set forth in Section 1.1(d) of the Seller Disclosure Letter.
“Required Regulatory Approvals” shall have the meaning given to such term in Section 8.1(a).
“Restraints” shall have the meaning given to such term in Section 8.1(b).
“Restricted Business” shall mean any business engaged in the design, development, manufacture, marketing, promotion, sale and distribution of feminine care hygiene products consisting of tampons, pads or liners.

“Restricted Territory” shall mean (a) the United States of America and its territories, (b) Canada and (c) each of the other countries where Business Products are sold as of the Closing Date.
“Retained Businesses” shall mean (a) all businesses and operations now, previously or hereafter conducted by Seller or any Seller Affiliates, other than the Business and (b) all other businesses and operations acquired or commenced by Seller or any Seller Affiliate at any time after the Closing Date.
“Retained Names and Marks” shall have the meaning given to such term in Section 7.15.
“Review Period” shall have the meaning given to such term in Section 3.4(c)(ii).
“RWI Policy” shall mean the one primary and three excess buyer-side representations and warranties insurance policies that have been or will be obtained by Buyer in connection with this Agreement and the transactions contemplated hereby, bound effective as of the date hereof.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, Canada, the European Union, or the United Kingdom.
“Seller” shall have the meaning set forth in the preamble.
“Seller 401(k) Plan” shall have the meaning given to such term in Section 7.4(f).
“Seller Affiliate” shall mean each Affiliate of Seller.
“Seller Closing Statement” shall have the meaning given to such term in Section 3.4(a).
“Seller Disclosure Letter” shall have the meaning given to such term in Article IV.
“Seller Group” shall mean Seller, Seller Affiliates (including the Seller Parties) and the Acquired Seller Party, their respective Affiliates and each of their respective advisors.
“Seller Parties” or “Seller Party” shall mean, collectively or individually, as the context may require, Seller or any Seller Affiliate that holds Acquired Assets or Assumed Liabilities, employs Business Employees or will execute any of the Transaction Documents. The Seller Parties as of the date of this Agreement are listed in Section 1.1(e) of the Seller Disclosure Letter.
“Seller Portion” shall have the meaning given to such term in Section 7.14(a).
“Seller Pro-Rata Bonus” shall have the meaning given to such term in Section 7.4(h).

“Service Provider” shall mean, at any relevant time, any director, officer, employee (whether temporary, part-time or full-time), individual consultant or individual independent contractor of Seller or any of the other Seller Parties.
“Shared Contract” shall mean each Contract to which Seller or any Seller Affiliate is a party or by which Seller or any Seller Affiliate is bound that inures to the benefit or burden of each of the Business and the Retained Businesses and that is set forth in Section 1.1(f) of the Seller Disclosure Letter; for the avoidance of doubt, “Shared Contracts” shall exclude Contracts for (a) Standard Software and other information technology Contracts, (b) technical services, (c) back-office operations and services, (d) administrative services, (e) human resources services, and (f) any Contracts related to the foregoing clauses (a) through (e), in each case, unless otherwise set forth in Section 1.1(f) of the Seller Disclosure Letter.
“Software” shall mean any computer program, applications system, application programming interface (API), firmware or software code of any nature, and any related developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols.
“Special Warranty Deed” shall have the meaning given to such term in Section 8.2(f)(v).
“Specified Matter” shall have the meaning given to such term in Section 1.1(g) of the Seller Disclosure Letter.
“Specified Matter Survival Date” shall have the meaning given to such term in Section 10.1.
“Standard Software” shall mean non-customized, “off-the-shelf” or “click-wrap” Software that is licensed or otherwise made available to any Seller Party that is generally available on standard terms.
“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns more than 50% of the outstanding securities or interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests), or (b) has the power to generally direct the business and policies of that other Person, whether by contract, by ownership of securities or as a general partner, managing member, manager or in similar capacity.
“Substantial Destruction” shall mean, between the date of this Agreement and Closing, an event occurs at the Owned Real Property that results in (a) the total destruction of the Owned Real Property or (b) damage that renders more than 50% of the manufacturing equipment contained in the Owned Real Property, taken as a whole, inoperable within the damaged Owned Real Property as of the Closing in the manner in which operations were conducted by Seller at the Owned Real Property as of the date of this Agreement.
“Target Inventory Collar” shall mean a range from and including $49,500,000 to and including $53,275,000.
“Target Inventory Value” shall mean $51,500,000.
“Tax” or “Taxes” shall mean (a) all federal, state, local, and foreign taxes, imposts, levies or other assessments, including any income, composite, excise, gross receipts, ad valorem, profits, gains, personal property, real property, capital, sales, transfer, use, license, payroll, branch profits, employment, social security, environmental, severance, stamp, occupation, premium, unemployment, disability, workers compensation, accumulated earnings, personal holding company, annual reports, withholding, duties, goods and services, harmonized sales, windfall profits, intangibles, franchise, backup withholding, value added, registration, occupancy, capital stock, unincorporated business, alternative or add-on minimum, estimated, unclaimed property, escheat, or any other taxes, duties, charges, fees levies or other assessments in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto, whether disputed or not; (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.
“Tax Act” shall mean the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations promulgated thereunder, as amended.
“Tax Claim” shall have the meaning given to such term in Section 7.8(d).
“Tax Proceeding” shall have the meaning given to such term in Section 4.7(g).
“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document filed or required to be filed with any Governmental Entity or jurisdiction with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” shall mean an amount in cash equal to $15,000,000.
“Third-Party Claim” shall have the meaning given to such term in Section 10.6(a).
“Title Commitment” shall have the meaning given to such term in Section 7.18.
“Title Company” shall have the meaning given to such term in Section 7.18.
“Trade Controls” shall mean (a) all applicable trade, export control, import, customs, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government,

including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code and Title 19 Code of Federal Regulations, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), including Section 307 of the Tariff Act of 1930, the Uyghur Forced Labor Prevention Act, the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, customs and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“Transaction Documents” shall mean this Agreement, the Bill of Sale and Assignment Agreement, the IP Assignment Agreement, the Lease Assignment Agreement, the Transition Services Agreement, the Special Warranty Deed and any other document expressly contemplated hereby.
“Transfer Documents” shall have the meaning given to such term in Section 2.5.
“Transfer Taxes” shall have the meaning given to such term in Section 7.8(e).
“Transfer Time” shall have the meaning given to such term in Section 7.4(b)(i).
“Transferred Employees” shall have the meaning given to such term in Section 7.4(b)(i).
“Transferred Governmental Permit” shall have the meaning given to such term in Section 4.12(b).
“Transition Services Agreement” shall mean the transition services agreement to be entered into between Seller and a Buyer Affiliate, which shall be a U.S. operating entity with sufficient liquidity to perform its obligations thereunder, immediately prior to the Closing, substantially in the form attached hereto as Appendix A.
“Valuation Firm” shall have the meaning given to such term in Section 3.4(c)(iv).
“WARN Act” shall have the meaning given to such term in Section 4.10(i).
“Willful Breach” shall have the meaning given to such term in Section 9.2.
ARTICLE II

PURCHASE AND SALE
2.1    Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.
(a)    Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause each other Seller Party to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Seller Party, all of such

Seller Party’s right, title and interest in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens and, with respect to Equity Interests of the Acquired Seller Party, any restrictions on transfer arising under the Acquired Seller Party’s Organizational Documents, if any, and applicable securities Laws.
(b)    In consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer, Buyer shall (i) pay or cause to be paid to Seller the Closing Purchase Price, which will be estimated prior to the Closing Date and subject to post-Closing adjustment in accordance with Section 3.4, and (ii) irrevocably assume from the applicable Seller Parties, and thereafter pay, perform and discharge when due, all the Assumed Liabilities.
2.2    Acquired Assets; Excluded Assets.
(a)    Acquired Assets. For purposes of this Agreement, “Acquired Assets” shall mean the following assets, properties and rights of Seller or any other Seller Party, in each case other than the Excluded Assets, wherever located and as they shall exist at the Closing:
(i)    the Owned Real Property set forth in Section 2.2(a)(i)(A) of the Seller Disclosure Letter and the Leased Properties set forth in Section 2.2(a)(i)(B) of the Seller Disclosure Letter and the corresponding Leases, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (collectively, the “Acquired Real Property”);
(ii)    all tangible personal property and interests therein, including machinery, infrastructure, equipment, furniture, furnishings, tools and Inventory, in each case, that are used, or held for use, primarily in the operation or conduct of the Business;
(iii)    computer hardware located at the Real Property, other than laptops, that is listed in Section 2.2(a)(iii) of the Seller Disclosure Letter;
(iv)    industrial equipment and industrial vehicles located at the Real Property that are listed in Section 2.2(a)(iv) of the Seller Disclosure Letter;
(v)    the production equipment located at Seller’s facility in Milford, Connecticut and listed in Section 2.2(a)(v) of the Seller Disclosure Letter;
(vi)    all Intellectual Property Rights owned by Seller or any Seller Affiliate that are used or held for use primarily in the operation or conduct of the Business prior to Closing, including Registered IP owned by Seller or any Seller Affiliate that is used or held for use primarily in the operation or conduct of the Business prior to Closing, including the Registered IP set forth in Section 4.16(a) of the Seller Disclosure Letter (each, an “Acquired IP Right”) but excluding the Intellectual Property Rights that are Excluded Assets;

(vii)    all issued or granted Permits, Business Product Approvals, and all pending applications therefor that are used or held for use primarily in the operation or conduct of the Business, in each case to the extent such Permits are transferable (each, an “Acquired Permit”) but excluding the Permits, Business Product Approvals, and all pending applications therefor that are Excluded Assets;
(viii)    the issued and outstanding Equity Interests of Playtex Marketing Corporation (the “Acquired Seller Party”) that are owned by the Seller Parties (“Acquired Interests”);
(ix)    subject to Section 7.13, all Contracts that are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Business, including the Acquired Leases and the Contracts set forth in Section 2.2(a)(ix) of the Seller Disclosure Letter, but excluding, for avoidance of doubt, any Benefit Plan and any assets related thereto (each, an “Acquired Contract”);
(x)    subject to Section 7.14, all rights related to the Buyer Portion of any Shared Contract;
(xi)    all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items under (x) any Acquired Contract or (y) the Buyer Portion of any Shared Contract;
(xii)    all Inventory;
(xiii)    all receivables for Business Products shipped to customers, distributors or resellers on or after the Closing Date, regardless of the date on which the order for such Business Products was accepted by Seller or a Seller Party;
(xiv)    all rights, claims, causes of action and credits to the extent relating to any Acquired Asset or any Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of Seller or any Seller Affiliate in respect of any Acquired Asset or any Assumed Liability;
(xv)    subject to Section 7.2, all Acquired Records;
(xvi)    all goodwill of the Business; and
(xvii)    all other assets, properties, goodwill and rights set forth in Section 2.2(a)(xvii) of the Seller Disclosure Letter.
(b)    Excluded Assets. For purposes of this Agreement, “Excluded Assets” shall mean (x) the following assets, properties and rights of Seller or any other Seller Party, to the extent such assets would otherwise constitute Acquired Assets, and (y) all assets, properties and rights of Seller or any Seller Affiliate that would not otherwise constitute Acquired Assets, whether or not assets, properties and rights of the Business:

(i)    all shares of capital stock of, or other Equity Interests in, Seller and Seller Affiliates (other than the Acquired Interests);
(ii)    all shares of capital stock of, or other Equity Interests in, any Affiliate of Seller or any other Person (other than the Acquired Interests);
(iii)    all owned real property, leasehold estates and other interests in real property set forth in Section 2.2(b)(iii) of the Seller Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto;
(iv)    (A) all tangible personal property and interests therein, including machinery, equipment, furniture, furnishings, tools, raw materials, works-in-process, supplies, parts, demo and evaluation inventory, inventoriable supplies, and other inventories (other than any Inventory), set forth in Section 2.2(b)(iv) of the Seller Disclosure Letter, and (B) all computer hardware and vehicles except to the extent identified as Acquired Assets;
(v)    (A) the Retained Names and Marks, and (B) the Intellectual Property Rights used or held for use primarily in the business that are set forth in Section 2.2(b)(v) of the Seller Disclosure Letter, including the Marks and domain names listed therein and any Mark or domain name confusingly similar to such Marks;
(vi)    all Permits, Business Product Approvals, and all pending applications that are used or held for use primarily in the Business and set forth in Section 2.2(b)(vi) of the Seller Disclosure Letter;
(vii)    all Contracts relating to Software, including all Standard Software, and all Contracts for information technology (IT) products and services, in case for use in the Business;
(viii)    all other Contracts or categories of Contracts that are used in the Business and that are not Acquired Contracts, including those Contracts set forth in Section 2.2(b)(viii) of the Seller Disclosure Letter;
(ix)    subject to Section 7.14, all rights related to the Seller Portion of any Shared Contract, whether arising before, on or after the Closing;
(x)    all credits, refunds, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items that are used or held for use in, or that arise out of, the operation or conduct of the Retained Businesses or that relate to the Seller Portion of any Shared Contract;
(xi)    all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or any Excluded Liability, including any such item arising under any guarantee, warranty, indemnity or similar right in favor of Seller or any Seller Affiliate in respect of any Excluded Asset or any Excluded Liability;
(xii)    all receivables for Business Products shipped to customers, distributors or resellers prior to the Closing Date;
(xiii)    all insurance policies, and all rights and claims thereunder and any proceeds thereof;
(xiv)    all books and records of Seller or any Seller Affiliate that are not Acquired Records;
(xv)    all books and records of Seller or any Seller Affiliate prepared in connection with the sale or transfer of the Business, including any bids received from third parties and any analyses relating to the Business prepared by or on behalf of Seller or any Seller Affiliate in connection therewith or relating thereto;
(xvi)    all Benefit Plans and all assets thereof;
(xvii)    all assets of Seller or any Seller Affiliate used or held for use in the delivery of corporate-level or back-office services to the Business;
(xviii)    any losses, loss carryforwards, net capital losses, credits, refunds, overpayments, prepayments, deposits, credit carryforwards and any other credits or Tax attributes (a) relating to the Business or the Acquired Assets for, or applicable to, any Pre-Closing Tax Period, (b) relating to any Excluded Assets or Excluded Liabilities or (c) of Seller or any of its Affiliates (other than the Acquired Seller Party);
(xix)    all rights of Seller or any Seller Affiliate (including, prior to the Closing, the Acquired Seller Party) under this Agreement or any other Transaction Document;
(xx)    all cash and cash equivalents of the Business; and
(xxi)    all other assets set forth in Section 2.2(b)(xxi) of the Seller Disclosure Letter.
2.3    Assumed Liabilities; Excluded Liabilities.
(a)    Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” shall mean all Liabilities of Seller or any other Seller Party arising out of or relating to the Business, the Acquired Assets, the Transferred Employees or the ownership, operation or conduct of the Business prior to, at or after the Closing, other than the Excluded Liabilities, which Assumed Liabilities shall include (in each case, other than the Excluded Liabilities), without limitation:

(i)    all Liabilities under the Acquired Contracts, whether arising prior to, at or after the Closing;
(ii)    subject to Section 7.14, all Liabilities arising out of or related to the Buyer Portion of any Shared Contract;
(iii)    all Liabilities included as Indebtedness in the calculation of the Final Closing Purchase Price, as finally determined after resolution of all disputes in accordance with Article III;
(iv)    all Environmental Liabilities arising at or related to the Acquired Real Property, whether arising prior to, at or after the Closing;
(v)    all Liabilities in respect of any Proceeding, pending or threatened, and claims, whether or not presently asserted, at any time (A) arising out of or relating to the Acquired Assets, or (B) arising out of or relating to the ownership, operation or conduct of the Business, whether arising prior to, at or after the Closing;
(vi)    all Liabilities arising out of the manufacture, distribution and sale of Business Products, whether arising prior to, at or after the Closing, including (A) all Liabilities relating to repairs, exchanges, returns and warranty, merchantability and similar claims, in each case, arising in connection the Business Products, (B) all Liabilities arising from the use of Acquired IP Rights, and (C) all Liabilities arising from the use of the Acquired Permits;
(vii)    all Assumed Employee Liabilities;
(viii)    all Liabilities of any kind or nature arising out of or relating to the ownership, operation or conduct of the Business at or after the Closing;
(ix)    all Liabilities that are expressly contemplated to be assumed by Buyer or any Buyer Affiliates pursuant to this Agreement or the other Transaction Documents; and
(x)    all other Liabilities of the Business, the Acquired Assets or the Acquired Seller Party, whether arising prior to, on or after the Closing, including those assumed pursuant to this Agreement or the other Transaction Documents (except as expressly contemplated to be retained by Seller or a Seller Affiliate (other than the Acquired Seller Party) pursuant to this Agreement).
(b)    Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean the following Liabilities of Seller or Seller Affiliates, in each case, other than Assumed Liabilities:
(i)    all Liabilities to the extent arising out of or relating to Excluded Assets or the Retained Business;

(ii)    all Liabilities arising out of or related to the Seller Portion of any Shared Contract;
(iii)    all Environmental Liabilities arising at or related to any location other than the Acquired Real Property;
(iv)    all Taxes (A) of Seller or Seller Affiliates, (B) attributable to the Business, the Acquired Assets or the Assumed Liabilities with respect to any Pre-Closing Tax Period or (C) that are Taxes of Seller or its Affiliates that become a Liability of Buyer under any common Law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law (other than Transfer Taxes for which Buyer is responsible);
(v)    all Liabilities relating to any Benefit Plan, whether arising prior to, at or after the Closing;
(vi)    except as set forth in Section 7.4(b)(ii), all employment, labor, compensation, pension, employee welfare- and employee benefits-related Liabilities, commitments and claims relating to each employee of Seller or any Seller Affiliate who is not a Transferred Employee (or any dependent or beneficiary of any such Transferred Employee) and all Controlled Group Liabilities, whether arising prior to, at or after the Closing;
(vii)    except as set forth in Section 7.4(b)(ii) and further except for the Assumed PTO, all Liabilities for compensation, including bonuses and long-term incentives, for any Transferred Employee that accrued prior to or at the Closing;
(viii)    all Baby Magic Liabilities;
(ix)    all (A) accounts payable that are outstanding as of the Calculation Time (provided, for the avoidance of doubt, accounts payable does not include sales allowances, trade spend, advertising and promotion (A&P) or non-working trade) and (B) other current liabilities (1) that are outstanding as of the Calculation Time and (2) solely to the extent pertaining to any Business Products Inventory that is included and reflected in the Closing Inventory Value; and
(x)    all Liabilities that are expressly contemplated to be retained by Seller or any Seller Affiliates (other than the Acquired Seller Party) pursuant to this Agreement or the other Transaction Documents.
(c)    Notwithstanding anything to the contrary herein or in the Seller Disclosure Letter or the other Transaction Documents or otherwise, neither Buyer nor any Buyer Designee shall assume any Liability other than the Assumed Liabilities. Seller shall retain and agrees to pay, discharge and perform the Excluded Liabilities. Buyer shall assume and agrees to pay, discharge and perform the Assumed Liabilities.

2.4    Consents and Governmental Approvals.
(a)    Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, to the extent that the assignment, transfer, conveyance or delivery of any Acquired Asset to Buyer would constitute a violation of applicable Law, or would require a Consent or Governmental Approval that has not been obtained or made prior to the Closing, then the assignment, transfer, conveyance or delivery of such Acquired Asset or Excluded Asset (collectively, the “Delayed Transfer Assets”) will be deferred without any action by any Person, and no such assignment, transfer, conveyance or delivery will occur, until all legal impediments are removed or such Consents or Governmental Approvals have been obtained or made with respect to the applicable Delayed Transfer Assets. Neither Seller nor any of its Affiliates shall be required to pay any transfer or other fee, incur any Liability or offer any concession to assign, transfer, convey or deliver a Delayed Transfer Asset.
(b)    Notwithstanding such deferral of the assignment, transfer, conveyance and delivery of the Delayed Transfer Assets, any Delayed Transfer Asset will still be considered a Acquired Asset or Excluded Asset, as the case may be, and from the Closing until the consummation of assignment, transfer, conveyance and delivery of such Delayed Transfer Asset, Seller or the applicable Seller Party shall hold any Acquired Assets that are Delayed Transfer Assets in trust for the use and benefit, insofar as reasonably practicable, of Buyer, at the sole expense of Buyer and Buyer Affiliates (including the Acquired Seller Party), and Buyer and Buyer Affiliates (including the Acquired Seller Party), as applicable, shall hold any Excluded Assets that are Delayed Transfer Assets in trust for the use and benefit, insofar as reasonably practicable, of Seller or the applicable Seller Affiliate (other than the Acquired Seller Party) at the sole expense of Seller and Seller Affiliates (other than the Acquired Seller Party). Seller and Buyer shall use commercially reasonable efforts to develop and implement arrangements to place Buyer and the Buyer Affiliates, on the one hand, and Seller and Seller Affiliates (other than the Acquired Seller Party), on the other hand, insofar as reasonably practicable, in the same position as if the Delayed Transfer Assets had been assigned, transferred, conveyed and delivered and so that all the benefits and burdens relating to such Delayed Transfer Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such assets, inure from and after the Closing to Buyer and Buyer Affiliates (including the Acquired Seller Party), in the case of Acquired Assets that are Delayed Transfer Assets, or to Seller and Seller Affiliates (other than the Acquired Seller Party), in the case of Excluded Assets that are Delayed Transfer Assets. If and when the legal impediments, Consents or Governmental Approvals, the presence or the absence of which caused the deferral of the assignment, transfer, conveyance and delivery of any Delayed Transfer Assets pursuant to this Section 2.4(b), are removed, obtained or made, as the case may be, the assignment, transfer, conveyance and delivery of the applicable Delayed Transfer Asset shall be promptly effected in accordance with the terms of this Agreement and the other applicable Transaction Documents, without the payment of additional consideration. Except for the Required Consent, each of Buyer and Seller acknowledge and agree that the existence of any Delayed Transfer Assets shall not, in any event, result in the delay of the Closing.

(c)    Each of Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to remove all legal impediments to and obtain all required Consents and Governmental Approvals for the assignment, transfer, conveyance and delivery of the Acquired Assets and the Excluded Assets as contemplated by Section 2.1 as promptly as practicable, including, for the avoidance of doubt, the Liens set forth in Section 8.2(f)(ix) of the Seller Disclosure Letter. For clarity, neither Seller nor Buyer, nor any of their respective Affiliates shall be required to pay any transfer or other fee, incur any Liability or offer any concession to remove such legal impediments or obtain such required Consents and Governmental Approvals.
2.5    Transfer Documents. In furtherance of the assignment, transfer, conveyance and delivery of the Acquired Assets and the Assumed Liabilities, in each case as specified in this Article II, at or prior to the Closing and, with respect to Delayed Transfer Assets, at such time after the Closing as such Delayed Transfer Asset can be transferred, (a) Seller shall, and shall cause the applicable Seller Parties, to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title, and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance, assignment and delivery of Seller’s or the applicable Seller Party’s right, title and interest in and to the Acquired Assets to Buyer, (b) each Acquired Seller Party, as applicable, shall execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance, assignment and delivery of the Acquired Seller Party’s, as applicable, right, title and interest in and to the Excluded Assets to Seller and Seller Affiliates (other than the Acquired Seller Party), (c) Buyer and Buyer Affiliates (including the Acquired Seller Party), as applicable, shall execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Buyer and Buyer Affiliates, as applicable, of the Assumed Liabilities and (d) Seller shall, and shall cause the applicable Seller Parties (other than the Acquired Seller Party) to, execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Seller or Seller Parties, as applicable, of the Excluded Liabilities (the documents contemplated by clauses (a), (b), (c) and (d), collectively, the “Transfer Documents”). All instruments executed and delivered pursuant to this Section 2.5 shall be in a form reasonably acceptable to Buyer, and any deeds shall be special warranty deeds or the jurisdictional equivalent.
2.6    Buyer Designee. Section 2.6(a) of the Seller Disclosure Letter identifies those Buyer Affiliates that are designated by Buyer as of the date hereof to purchase certain of the Acquired Assets (each, a “Buyer Designee”). Buyer may assign the right to purchase certain of the Acquired Assets to one or more additional Buyer Affiliates, by delivering written notice to Seller no less than 10 Business Days prior to the Closing, to the extent that such assignment or designation would not reasonably be expected to materially delay the Closing. In the event Buyer assigns the right to purchase Acquired Assets to a Buyer Designee and (a) such Buyer Designee is not set forth in Section 2.6(a) of the Seller Disclosure Letter and (b) Seller has not given its prior written consent to such assignment or designation to such Buyer Designee, Buyer hereby agrees (i) to indemnify and hold harmless Seller and its Affiliates from any Liabilities (including Taxes) incurred thereby as a result of such assignment or designation to such Buyer Designee and (ii) without derogating from the foregoing, if such assignment or designation increases the amount required to be withheld pursuant to Section 3.3, to pay, or cause such Buyer Designee to pay, Seller an amount such that Seller receives, after such withholding, the same amount Seller would have received had no such assignment or designation been made. Notwithstanding any such assignment or designation, Buyer shall remain liable for, and any such assignment or designation shall not relieve Buyer of, its obligations hereunder or under any Transaction Document. Any reference to Buyer in this Agreement shall, to the extent applicable, also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate. For greater certainty and the avoidance of doubt, a Buyer Designee in respect of any Canadian Acquired Assets set forth in Section 2.6(b) of the Seller Disclosure Letter (the “Canadian Acquired Assets”) is obligated to pay or cause to be paid its proportionate share of the Closing Purchase Price and Final Closing Purchase Price and assume its applicable amount of the Assumed Liabilities, in each case as allocated in accordance with Section 7.8(h), and the purchase of such Canadian Acquired Assets shall occur at Closing, immediately following completion of the purchase of any Equity Interests of the Acquired Seller Party.
ARTICLE III

CLOSING; PURCHASE PRICE
3.1    Closing. The closing of the transactions contemplated by Section 2.1 (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), on the fifth Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver (by the party hereto entitled to the benefit thereof in accordance with the terms of this Agreement) of each of the conditions set forth in Article VIII (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party hereto entitled to the benefit thereof in accordance with the terms of this Agreement) of such conditions at the Closing) unless another date, time or place is agreed to in writing by Seller and Buyer; provided, however, that Buyer may, by delivering a one-time written notice to Seller at least three Business Days prior to the date on which the Closing is otherwise required to occur pursuant to this Section 3.1 (the “Original Date”), elect to delay the Closing to a date set forth in such written notice, which may be no later than February 2, 2026, if and only if such written notice contains Buyer’s written and signed agreement that, from and after the Original Date, all of the conditions set forth in Section 8.1 and Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d) are thereby irrevocably waived by Buyer and the certificate referenced in Section 8.2(f)(i) shall certify satisfaction of such conditions as of the Original Date rather than as of the Closing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
3.2    Transactions to Be Effected at the Closing; Payments. Subject to the terms and conditions set forth herein, at or promptly following the Closing (and in any event on the Closing Date), Buyer shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds to one or more accounts designated in writing by Seller, cash in an aggregate amount equal to the Closing Purchase Price.
3.3    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates and agents, including any withholding agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of Tax Law. The applicable withholding agent shall use commercially reasonable efforts to provide Seller with written notice of any expected deduction or withholding (other than if attributable to (a) an amount that is treated as compensatory for applicable Tax purposes or (b) the failure of Seller to provide a duly completed and executed IRS Form W-9 pursuant to Section 7.8(f)), at least five Business Days prior to the Closing Date, and the parties hereto shall use commercially reasonable efforts to cooperate in good faith to minimize the amount of any such deduction or withholding to the extent permitted under applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity and be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction or withholding was made.
3.4    Purchase Price Adjustment.
(a)    No later than five Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written statement (“Seller Closing Statement”) setting forth the Base Purchase Price and Seller’s good faith estimates of the calculations of (i) the Closing Inventory Adjustment Amount, (ii) the Closing Indebtedness, (iii) 50% of the Regulatory Filing Expenses under the HSR Act paid by Buyer to the applicable United States Governmental Entity pursuant to Section 7.1(b), (iv) $1,000,000 and (v) the resulting calculation of the Closing Purchase Price, in each case, prepared in accordance with the Accounting Principles to the extent applicable, together with reasonably detailed supporting information for the estimates and calculations contained therein, and the calculations in the Seller Closing Statement shall be used for purposes of the payments to be made pursuant to Section 3.2.
(b)    As soon as reasonably practicable, but no later than 90 days following the Closing Date, Buyer shall prepare and deliver to Seller, a written statement (“Buyer Closing Statement”) setting forth the Base Purchase Price and Buyer’s good faith calculation of (i) the Closing Inventory Adjustment Amount, (ii) the Closing Indebtedness, (iii) 50% of the Regulatory Filing Expenses under the HSR Act paid by Buyer to the applicable United States Governmental Entity pursuant to Section 7.1(b), (iv) $1,000,000, and (v) the resulting calculation of the Closing Purchase Price, in each case, prepared in accordance with the Accounting Principles, together with reasonably detailed supporting information for the calculations contained therein. In the event Buyer does not deliver the Buyer Closing Statement within such 90-day period, then Buyer shall be deemed to have accepted the Seller Closing Statement and the calculations set forth therein, which shall be conclusive, final and binding on all the parties hereto for all purposes hereunder.

(c)    Review; Disputes.
(i)    From and after receipt by Seller of the Buyer Closing Statement until the final payment of the Excess Amount or the Deficit Amount, Buyer shall (A) provide the officers, employees, accountants, counsel, consultants, advisors and other representatives (collectively, the “Applicable Representatives”) of Seller with reasonable access (during normal business hours, without material interference, and subject to execution of customary access and confidentiality agreements), upon reasonable advance notice to Buyer, to all books and records of Buyer and Buyer Affiliates (including the Acquired Seller Party) (including the work papers of Buyer and its accountants and advisors) in electronic form to the extent relevant to the preparation of the Buyer Closing Statement for the purpose of enabling Seller and its Applicable Representatives to review Buyer’s calculation of the Closing Purchase Price set forth in the Buyer Closing Statement and (B) cause the relevant employees, personnel and accountants of Buyer and Buyer Affiliates (including the Acquired Seller Party) to reasonably cooperate with Seller and its Applicable Representatives in connection with the review of the Buyer Closing Statement.
(ii)    If Seller disputes the calculation of any components of the Closing Purchase Price set forth in the Buyer Closing Statement, then Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the 45-day period following receipt by Seller of the Buyer Closing Statement (“Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and Seller’s calculation of each disputed amount.
(iii)    If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, or otherwise delivers written notice to Buyer that it does not dispute any amounts set forth in the Buyer Closing Statement, Buyer’s calculation of the Closing Purchase Price and the components thereof shall be deemed conclusive, final and binding on Buyer and Seller for all purposes of this Agreement. Any item in the Buyer Closing Statement that is not disputed in a Dispute Notice delivered to Buyer prior to the expiration of the Review Period shall also be deemed conclusive, final and binding on Buyer and Seller for all purposes of this Agreement.
(iv)    Upon delivery of a Dispute Notice, Buyer and Seller shall negotiate in good faith to resolve any objections in such Dispute Notice. Any such efforts and communication in connection therewith, and any dispute that may arise therefrom, shall be deemed negotiations regarding a proposed settlement and shall be governed by the Federal Rules of Evidence Rule 408. If Buyer and Seller, notwithstanding such good faith efforts, have failed to resolve any objections in a Dispute Notice within 30 days after the delivery to Buyer thereof, Buyer and Seller shall as promptly as practicable jointly engage and submit any items contained in such Dispute Notice that remain unresolved (and no other items) to Grant Thornton LLP; provided, that, if Grant Thornton LLP is unwilling or unable to be retained for such purpose, then Buyer and Seller shall select a mutually agreed upon independent internationally recognized accounting or valuation firm for submission of such unresolved items contained in such Dispute Notice (“Valuation Firm”). Any further submissions to the Valuation Firm must be in writing and delivered to each other party to the dispute. Buyer and Seller shall use commercially reasonable efforts to cause the Valuation Firm to render its determination with respect to any such dispute as promptly as practicable but in any event within 30 days following the day on which the unresolved items contained in such Dispute Notice is referred to the Valuation Firm by both Buyer and Seller. The Valuation Firm shall (A) act as an expert, and not as an arbitrator, (B) address only those items properly included in a Dispute Notice and remain in dispute, (C) resolve any such disputed item in accordance with this Agreement (including the Accounting Principles), (D) make its determination as to any such disputed item within the dollar range for such item set forth in the Buyer Closing Statement delivered by Buyer and the Dispute Notice delivered by Seller and (E) make its determination solely on the written submissions of Seller and Buyer and not conduct any independent investigation or additional discovery of any form in respect of its determination. Absent manifest error, the determination of the Valuation Firm shall be conclusive and binding upon the parties hereto. The fees and expenses of such Valuation Firm incurred in resolving the disputed matter shall be equitably apportioned by the Valuation Firm based on the extent to which Buyer, on the one hand, or Seller, on the other hand, is determined by the Valuation Firm to be the prevailing party in the resolution of such disputed matters. The Closing Purchase Price determined pursuant to this Section 3.4 shall be referred to herein as the “Final Closing Purchase Price”.
(d)    Post-Closing Adjustment Payments.
(i)    If the Final Closing Purchase Price is greater than the Closing Purchase Price (such difference, the “Excess Amount”), then promptly, and in any event within five Business Days following the determination of the Final Closing Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, the Excess Amount.
(ii)    If the Final Closing Purchase Price is less than the Closing Purchase Price (the absolute value of such difference, the “Deficit Amount”), then promptly, and in any event within five Business Days following the determination of the Final Closing Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, the Deficit Amount. If Seller fails to pay the Deficit Amount within such period, Buyer may set off the Deficit Amount against fees due by Buyer under the Transition Services Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure letter delivered to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Letter”), and, except with respect to the Retained Businesses and Excluded Assets or Excluded Liabilities (other than with respect to Excluded Assets and Excluded Liabilities to the extent addressed in the representations given in

Section 4.7 (Taxes and Tax Returns), Section 4.8 (Title to and Sufficiency of Assets), Section 4.10 (Employees and Employee Benefit Plans), Section 4.13 (Material Contracts), Section 4.16 (Intellectual Property), Section 4.17 (Insurance) and Section 4.18 (Privacy and Information Security)), Seller hereby represents and warrants to Buyer that:
4.1    Corporate Organization.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri, and each Seller Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed.
(b)    The Acquired Seller Party (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease or operate, as applicable, all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except, in the case of clause (iii), where the failure to be so licensed, qualified or to have such power and authority has not had and would not reasonably be expected to be material to the Business.
(c)    Section 4.1(c) of the Seller Disclosure Letter lists all Organizational Documents for the Acquired Seller Party in effect on the date of this Agreement. True and complete copies of the Organizational Documents, as in effect on the date of this Agreement, for the Acquired Seller Party have been made available to Buyer. Other than the Organizational Documents listed on Section 4.1(c) of the Seller Disclosure Letter, there are no stockholder agreements, operating agreements, voting agreements or other agreements by and between the owners of the Acquired Seller Party that govern the affairs of Acquired Seller Party in effect on the date of this Agreement. Except as expressly provided in the Organizational Documents listed on Section 4.1(c) of the Seller Disclosure Letter and except as provided under applicable securities Law, there are no restrictions on the transfer of the Acquired Interests, and the transfer of the Acquired Interests comply with Seller’s Organizational Documents.
(d)    Section 4.1(d) of the Seller Disclosure Letter lists the directors and officers of the Acquired Seller Party as of the date of this Agreement and, if different, each director and officer who has served in such role since January 1, 2024.
4.2    Capitalization of the Acquired Seller Party.
(a)    Section 4.2(a) of the Seller Disclosure Letter contains (i) a true and complete list of (A) the Acquired Seller Party and (B) each Seller Party that is the record and beneficial owner of the outstanding Equity Interests of the Acquired Seller Party and the number and class of Equity Interests in the Acquired Seller Party held by the Seller Party and (ii) a capitalization table for the Acquired Seller Party as of the date of this Agreement that identifies the owners of all Equity Interests of the Acquired Seller Party and, for each such owner, the number of Equity Interests held. The applicable Seller Party owns, directly or indirectly, all the issued and outstanding Acquired Interests, free and clear of any Liens (other than restrictions on transfer arising under the Acquired Seller Party’s Organizational Documents, if any, and applicable securities Laws), and all such Acquired Interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which the Acquired Seller Party is a party or is otherwise bound obligating it (iii) to (A) issue, transfer or sell, or make any payment with respect to, any Equity Interest of the Acquired Seller Party or securities convertible into, exchangeable for or exercisable for, or that correspond to, such Equity Interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any Equity Interests of the Acquired Seller Party or securities convertible into, exchangeable for or exercisable for, or that correspond to, such Equity Interests, (C) redeem or otherwise acquire any Equity Interests of the Acquired Seller Party, or (D) issue, transfer or sell, or make any payment with respect to, restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by the Acquired Seller Party that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in, the Acquired Seller Party.
(b)    There are no bonds, debentures, notes or other Indebtedness of the Acquired Seller Party having the right to vote or consent (or convertible into, or exchangeable or exercisable for, securities having the right to vote or consent) on any matters on which the Acquired Seller Party’s holders of Equity Interests may vote.
(c)    There are no bonds, debentures, notes or other Indebtedness of the Acquired Seller Party, in each case that are secured by the assets of the Acquired Seller Party.
(d)    The Acquired Seller Party does not own, directly or indirectly, any Equity Interest or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest or similar interest in, any Person.
4.3    Authority; No Violation.
(a)    Seller and each Seller Party has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by Seller and by each Seller Party, as applicable, of this Agreement and each other agreement or instrument to be executed by Seller or such Seller Party in connection herewith, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all requisite corporate action on the part of Seller and, as applicable, each Seller Party. No other equity holder action, approval or vote on the part of Seller or any other Seller Party is or shall be required to approve and adopt this Agreement or any other Transaction Document to which Seller or such Seller Party is or will be a party or to consummate any of the transactions contemplated hereby or thereby or the performance by Seller or such Seller Party of its obligations hereunder and thereunder. Each Transaction Document and other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Seller and each Seller Party to which Seller or such Seller Party is or will be party and, constitutes, or will constitute when executed, as applicable, a valid and binding agreement of Seller and such Seller Party, enforceable against Seller and such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (“Enforceability Exceptions”).
(b)    Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Organizational Documents of Seller, any Seller Party or the Acquired Seller Party, (ii) assuming the expiration or termination of the waiting period under the HSR Act has occurred, violate any statute, code, ordinance, rule, regulation or Judgment or other Law applicable to Seller, any Seller Party, the Acquired Seller Party or the Business or (iii) (A) assuming the Consents set forth in Section 4.3(b)(iii)(A) of the Seller Disclosure Letter are obtained or delivered, as applicable, violate, conflict with, result in a breach (or an event which, with or without notice or lapse of time, or both, would constitute a breach) of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, or any other change to any right or obligation under, or give rise to any right of non-renewal, modification, amendment, cancellation, acceleration of rent or payment or other change of any right or obligation or the loss of any benefit, any right or obligation or the payment of any penalty, require any notice to or consent or other action by any Person under, result in the right of any Person to payment or obligation of any other party thereto, or accelerate the performance required by the terms, conditions or provisions of the Acquired Contracts, the Shared Contracts or any other instrument or obligation by which any of the Acquired Assets may be bound, or (B) result in the creation of any Lien, other than Permitted Liens, upon any of the Acquired Assets, except, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to be material to the Business.
4.4    Governmental Authorization. Other than in connection with the HSR Act, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary on the part of Seller or any Seller Party in connection with (x) the execution, delivery or performance by Seller and each Seller Party of this Agreement or any Transaction Document to which Seller or such Seller Party is or will be a party, as applicable, or (y) the consummation of the transactions contemplated hereby or thereby.
4.5    Financial Statements; Liabilities.
(a)    Section 4.5(a) of the Seller Disclosure Letter sets forth (i) the unaudited inventory and net fixed assets balances and the related unaudited income statement as of and for the fiscal years ended September 30, 2024 and September 30, 2023, in each case, for the Business and (ii) the unaudited inventory and net fixed assets balances and the related unaudited income statement as of and for the six months ended March 31, 2025, in each case, for the

Business (the financial statements described in clauses (i) and (ii) collectively, the “Business Financial Statements”).
(b)    The Business Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Business, (ii) fairly present in all material respects the consolidated results of operations and inventory and net fixed asset position of the Business for the respective fiscal periods or as of the respective dates set forth therein (subject to normal year end audit adjustments and the absence of notes) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved except as may be indicated therein or in the notes thereto (subject to the absence of notes); provided, that the Business Financial Statements and the foregoing representations and warranties in this Section 4.5(b) are qualified by the fact that (A) the Business Financial Statements have been prepared solely for the purpose of the transactions contemplated by this Agreement, (B) the Business was not conducted on a “stand-alone” basis during the periods and may have received certain allocated charges and credits which, while reasonable estimates, do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would have incurred on a “stand-alone” basis, (C) due to the carve-out nature of the Business and not operating as a “stand-alone” entity historically, there is not a full balance sheet for the Business and therefore only the Acquired Assets of inventory and net fixed assets have been included, and (D) the Business Financial Statements are not indicative of what the financial position or results of operations of the Business will be in the future.
(c)    There are no Liabilities of the Business, except for those Liabilities (i) incurred in the ordinary course of business, (ii) that are executory obligations arising under Contracts relating to the Business (to the extent not resulting from a breach of such Contracts by the Seller Party or Seller Parties party to such Contracts), (iii) arising under this Agreement or incurred in connection with the performance of this Agreement or (iv) that would not reasonably be expected to be material to the Business.
(d)    Neither Seller nor any Seller Affiliate is a party to, or has any legally binding commitment to become a party to, any “off-balance sheet arrangement” (as defined in the Exchange Act) relating to the Business.
4.6    Absence of Certain Changes or Events. From March 31, 2025 to the date of this Agreement, (a) there has been no event, circumstance, development, change, condition or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) the Business has been operated in the ordinary course of business in all material respects.
4.7    Taxes and Tax Returns.
(a)    (i) Each of the Seller Parties has filed all income and other material Tax Returns that are required to be filed by it with respect to the Acquired Assets and the Business, and all such Tax Returns are true, correct and complete in all material respects, and (ii) each of the Seller Parties has paid all income and other material Taxes required to be paid by it with respect to the Acquired Assets and the Business (whether or not shown on any Tax Return).

(b)    Each of the Seller Parties have complied in all material respects with all applicable information reporting, collection and withholding requirements with respect to Taxes with respect to the Acquired Assets and the Business and, to the extent required by applicable Law, any collected or withheld Taxes with respect to the Acquired Assets and the Business have been paid to the relevant Governmental Entity, including, in each case, in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third parties.
(c)    There are no outstanding material Liens for Taxes upon the Acquired Assets, except for Permitted Liens.
(d)    No extension or waiver of any statute of limitations with respect to any of the Seller Parties’ income and other material Taxes is in effect and no Seller Party is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than as a result of obtaining extensions of time for filing Tax Returns in the ordinary course of business for current Taxes not yet due, in each case with respect to the Acquired Assets.
(e)    No jurisdiction in which any Seller Party does not file a Tax Return of a particular type has asserted a written claim that such Seller Party is subject to Taxes of such type with respect to the Acquired Assets or required to file Tax Returns of such type with respect to the Acquired Assets in such jurisdiction which claim has not been resolved.
(f)    No Seller Party is a party to any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement, or similar contract or arrangement, in each case with respect to the Acquired Assets, other than pursuant to commercial agreements that do not principally relate to Taxes.
(g)    There are no pending or threatened in writing audits, assessments, suits, claims, examinations, investigations, or other proceedings, in each case with respect to the Acquired Assets, in respect of any Seller Party (a “Tax Proceeding”). No material deficiencies for Taxes with respect to the Acquired Assets have been claimed, proposed or assessed in writing by any Governmental Entity.
(h)    No Seller Party has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other similar request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any member of the Seller Party, in each case, with respect to the Acquired Assets. No power of attorney granted by any Seller Party with respect to any Taxes with respect to the Acquired Assets is currently in force.
(i)    The Acquired Seller Party will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any prepaid amount or advance payment received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing Date; (ii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iii) a change in a method of accounting for a taxable period ending on or prior to the Closing Date; (iv) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (v) an election pursuant to Code Section 965(h); or (vi) an agreement entered into with any governmental authority (including a “closing agreement” under Code Section 7121) with respect to Taxes.
(j)    None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
(k)    No Seller Party has engaged in any listed transaction as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) (irrespective of the effective dates) with respect to the Acquired Assets.
(l)    The Acquired Seller Party has no liability for the Taxes of any Person with respect to the Acquired Assets under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than with respect to any affiliated, consolidated, unitary, combined or other Tax group of which the Acquired Seller Party is or was a member or pursuant to commercial Contracts that are not primarily related to Taxes).
(m)    Since formation, the Acquired Seller Party has been properly treated as a C corporation for U.S. federal income Tax purposes.
(n)    No Seller Party has material unpaid unclaimed property or escheat liability.
(o)    The Acquired Seller Party has not claimed or received any Tax credits or benefits under the CARES Act or any corresponding or similar provision of state, local or non-U.S. Law.
(p)    The Acquired Seller Party is not subject to Tax in a country (or any political subdivision thereof), other than the country in which the Acquired Seller Party is incorporated or otherwise organized, by virtue of having a permanent establishment in, fixed place of business in, nexus with, or otherwise with respect to any such country.
(q)    None of the Acquired Assets are (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(r)    The Acquired Seller Party does not own (directly or indirectly) any equity interests in any other Person. The Acquired Seller Party is not a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(s)    The Acquired Seller Party has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code, in each case, in the two years prior to the date of this Agreement.
(t)    The Acquired Seller Party is in compliance with all applicable transfer pricing Laws (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding or similar provision of state, local or non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such member.
(u)    The applicable Seller Party of any Canadian Acquired Assets is not a non-resident of Canada for purposes of the Tax Act and no Acquired Assets other than the Canadian Acquired Assets are “taxable Canadian property” for purposes of the Tax Act.
(v)    The applicable Seller Party of any Canadian Acquired Assets is registered for goods and services tax and harmonized sales tax purposes under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) and its registration number is set forth in Section 4.7(v) of the Seller Disclosure Letter.
4.8    Title to and Sufficiency of Assets.
(a)    Seller or a Seller Affiliate owns and possesses good and valid title to, or has good and valid leasehold interests in, all Acquired Assets, subject only to Permitted Liens. Subject to the terms and conditions of this Agreement, Seller or a Seller Affiliate will transfer and convey to Buyer at Closing, good and valid title to, or good and valid leasehold interests in, all Acquired Assets, free and clear of all Liens, subject only to Permitted Liens.
(b)    The Acquired Assets, together with the Shared Contracts, the Retained Names and Marks and the assets, rights, benefits and services provided under the Transition Services Agreement and the rights granted under Section 7.16, constitute all assets currently used in the Business and together are sufficient for the conduct of the Business immediately following the Closing in the same manner as conducted as of the date of this Agreement in all material respects; provided, that the foregoing shall not be construed as a representation or warranty with respect to the infringement, misappropriation or other violation of the Intellectual Property Rights of any Person, which matters are exclusively governed by Section 4.16(f).
(c)    The equipment included in the Acquired Assets (other than Inventory, which is addressed in Section 4.9) is in reasonably good condition and repair (except for ordinary wear and tear) and adequate for the uses to which it is being put, and none of such equipment is in need of material maintenance or repair except for ordinary, routine maintenance and repairs that are not material to the Business.
4.9    Inventory. The Inventory is, and as of the Closing Date will be, usable and saleable in the ordinary course of the Business consistent with past practice, except in each case for Inventory that is obsolete or damaged in the ordinary course of the Business consistent with past practice. Except as set forth in Section 4.9 of the Seller Disclosure Letter, none of the items in the Inventory contain any Hazardous Substances. None of the items in the Inventory are adulterated or misbranded in any material respect, and all items in the Inventory are in material compliance with all applicable Laws (including Healthcare Laws).
4.10    Employees and Employee Benefit Plans.
(a)    Section 4.10(a) of the Seller Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each material Benefit Plan; provided, that, for the avoidance of doubt, (i) mandatory government or social security arrangements and (ii) any individual employment contracts, offer letters or consultancy agreements that do not materially deviate from a form of employment contract, offer letter or consultancy agreement need not be set forth in Section 4.10(a) of the Seller Disclosure Letter.
(b)    Each Benefit Plan has been established, registered (if applicable), maintained, administered, funded and invested in compliance in all material respects with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations under applicable Laws (including, where applicable, ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has (i) received a favorable determination as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and made available to Buyer a true, correct and complete copy of the most favorable IRS determination or opinion letter; (ii) applied (or has time remaining in which to apply) to the IRS for such determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred that would reasonably be expected to cause the loss of the Tax-qualified status of any Benefit Plan subject to Section 401(a) of the Code or the Tax Act. Each trust established in connection with any Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.
(c)    No action has been brought, or to the Knowledge of Seller, is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.
(d)    Except as set forth in Section 4.10(d) of the Seller Disclosure Letter, no Benefit Plan is, and neither Seller nor any of its ERISA Affiliates maintains, sponsors, participates in, contributes to, has within the past six years, maintained, sponsored, participated in or contributed or has had an obligation to maintain, sponsor, participate in, or contribute to, or has incurred any Liability or obligation, whether fixed or contingent, with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 430 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA) or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(e)    Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in combination with the occurrence of some other event (whether contingent or otherwise)), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Business Employee, any former employee of the Business or any current or former individual independent contractor of the Business, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Business Employee, any former employee of the Business or any current or former individual independent contractor of the Business, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) give rise to a payment to a Business Employee that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code.
(f)    Section 4.10(f) of the Seller Disclosure Letter sets forth an accurate and complete list of all Business Employees as of the date of this Agreement, setting forth for each such employee his or her name or employee identification number, position or job title, start date (and service recognition date, if earlier), status as full time, part time, indefinite term or fixed term, status as exempt or non-exempt from applicable wage and hour laws, pay type (salary, hourly or other), annual base salary, hourly or other rate of compensation (as applicable), commission, bonus or other cash incentive opportunity as of the date of this Agreement, principal work location and employing entity. No agreement with Seller or another Seller Party limits any Business Employee’s right or ability to perform the tasks within the individual’s scope of employment for the Business. Except as set forth in Section 4.10(f) of the Seller Disclosure Letter, no Business Employee requires a work permit or similar authorization for their employment with Seller or a Seller Affiliate. Section 4.10(f) of the Seller Disclosure Letter also sets forth all contractors, consultants and employees who are residents of Canada.
(g)    Seller and each of the Seller Parties are in compliance in all material respects with all applicable Laws with respect to labor, employment and employment practice and standards, terms and conditions of employment, wages and hours, worker classification, overtime, vacation, privacy, labor relations, workers’ compensation, plant closings, employment discrimination, disability rights or benefits, human rights, accessibility, pay equity, visa and work status, immigration, employee leave and unemployment insurance, and occupational safety and health, in each case, with respect to the Business Employees.
(h)    Except as set forth in Section 4.10(h) of the Seller Disclosure Letter, Seller and the Seller Parties are not a party to or bound by, either directly or by operation of applicable Law, any collective bargaining agreement, letter of understanding, letter of intent, voluntary recognition agreement, legally binding commitment or written communication, labor agreement or any similar labor-related agreement with respect to the Business Employees with any labor union, trade union, labor organization, works council or similar employee organization or group, nor are the Seller or any of the Seller Parties currently engaged in any labor negotiation or subject to any union organizing effort with respect to the Business. There is not now, nor has there been in the past three years, any labor grievance, strike, walkout, picketing, lockout, or work stoppage against any of the Seller Parties pending or, to the Knowledge of Seller, threatened, which may interfere with the Business.
(i)    In the 90 day period prior to the date of this Agreement, Seller has not, and no Seller Party has, effectuated any job eliminations that, individually or when combined, would constitute a “plant closing” or a “mass layoff” (each, as defined in the Worker Adjustment Retraining Notification Act of 1988 or any similar federal, state, provincial or local Law (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Party, in each case, related to the Business.
4.11    Litigation.
(a)    Except as set forth in Section 4.11(a) of the Seller Disclosure Letter, since January 1, 2021, there have not been, and as of the date hereof, there are no (i) Judgments relating primarily to the Business or the Acquired Assets, (ii) Proceedings relating to the Business and/or the Acquired Assets that are pending or, to the Knowledge of Seller, threatened and (iii) investigations by any Governmental Entity relating to the Business or the Acquired Assets that are pending or, to the Knowledge of Seller, threatened.
(b)    There are no and, since January 1, 2021, there have been no (i) material disputes between the owners of the Equity Interests in the Acquired Seller Party or (ii) allegations by any owner that a director or officer of the Acquired Seller Party failed to perform his or her obligations in compliance with applicable Laws, and, to the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to result in such a dispute or allegation. For so long as Seller or a Seller Affiliate has held the Acquired Interests, no director or officer of the Acquired Seller Party has submitted a demand for indemnification by the Acquired Seller Party arising from such director’s or officer’s performance of his or her duties as a director or officer.
4.12    Compliance with Applicable Law.
(a)    Seller and each of the Seller Parties are in compliance in all material respects with all applicable Laws with respect to the Business, and, since January 1, 2021, there has not been any default or violation of any applicable Law, except where such noncompliance, default or violation has not been and would not reasonably be expected to be material to the Business. Since January 1, 2021, Seller has not received written notice or, to the Knowledge of Seller, other communication, from any Governmental Entity alleging any material violation or material breach of applicable Laws by a Seller Party. Since January 1, 2021, Seller has not received any written citations, decisions, adjudications or statements, in each case issued by any Governmental Entity, asserting that any Business Product is defective or unsafe in any material respect or fails in any material respect to meet any applicable Law.

(b)    Section 4.12(b) of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of each Acquired Permit that is a Business Product Approval (each a “Transferred Governmental Permit”). The Transferred Governmental Permits (other than pending applications) are valid and in full force and effect. No penalty has been assessed, and no notice, citation, summons, complaint, or order has been received by Seller or a Seller Affiliate, related to any alleged failure by Seller to have any such Transferred Governmental Permit that is necessary for the lawful conduct of the Business. No review, investigation, or other proceeding is pending or, to the Knowledge of Seller, threatened seeking the suspension, modification, limitation, or revocation of any such Transferred Governmental Permit. Neither Seller nor any Seller Affiliates is in violation of or default under any Permit, and, to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Transferred Governmental Permit. The Transferred Governmental Permits and the Permits identified in Section 2.2(b)(vi) of the Seller Disclosure Letter together are sufficient in all material respects for the continued conduct of the Business after the Closing in materially the same manner as conducted as of the date of this Agreement.
(c)    Since January 1, 2020, none of Seller or Seller Affiliates, nor any of their respective directors or officers, has received any notice, request, or citation from any Governmental Entity relating to any actual or potential violations of money laundering laws, Anti-Corruption Laws, and all applicable financial recordkeeping and reporting requirements of all anti-money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Seller Parties conduct the Business. Seller has established and maintains a compliance program and internal controls and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws.
(d)    Since January 1, 2021, none of Seller or Seller Affiliates, nor any director, officer or employee, or, to the Knowledge of Seller, any agent or other person acting on behalf of the Business, has, directly or indirectly, (i) used any corporate funds of the Business for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees from corporate funds of the Business for the purpose of influencing such individual’s actions or decisions in his or her official capacity or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Business, in the case of clauses (i), (ii) and (iii), which would result in a violation by such person of any Anti-Corruption Law.
(e)    Since April 24, 2019, the Business has (i) been conducted in accordance with applicable Sanctions and Trade Controls, (ii) maintained in place controls and systems reasonably designed to promote compliance with applicable Sanctions and Trade Controls, and (iii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Trade Controls, and has not been notified in writing of any such pending or threatened actions.
4.13    Material Contracts.
(a)    Section 4.13(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, a list of each of the following legally binding contracts, agreements, guarantees, arrangements and commitments, whether written or oral (“Contracts”), to which (1) any Seller Party is a party or (2) any of the Acquired Assets is bound, in each case of clauses (1) and (2), primarily related to or primarily used in connection with the Business, but excluding any (w) Leases, (x) purchase orders, invoices, quotes and similar ordering documents (in each case, that has been performed and paid as of the date of this Agreement or with payment obligations thereunder not exceeding $100,000 in the aggregate), statements of work and non-disclosure agreements executed in the ordinary course of business and (y) Benefit Plans (collectively, and whether or not set forth in Section 4.13(a) of the Seller Disclosure Letter, the “Material Contracts”):
(i)    any joint venture, partnership or limited liability company agreement or similar Contract;
(ii)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition or disposition of the securities of or all or substantially all the assets of any other Person, with respect to which any Seller Party has any outstanding obligations or other contingent payment obligations, in each case, that would reasonably be expected to result in the receipt or making by any Seller Party of future payments for or on behalf of the Business;
(iii)    any Contract containing an express covenant not to compete in any line of business or in any geographic region;
(iv)    any Contract that obligates any Seller Party to, in connection with the Business, conduct business with any third party on an exclusive basis or that contains “most favored nation” or “most favored customer” covenants or that has “take-or-pay”, minimum order or purchase or similar commitments;
(v)    any Contract pursuant to which a third party manufactures for, processes for, supplies to, any Seller Party a Business Product or raw materials therefor that have resulted in payments in excess of $250,000 for or on behalf of the Business during the 12-month period ended September 30, 2025;
(vi)    any Contract that grants any right of first refusal, right of first negotiation or right of first offer with respect to the Business or any Acquired Assets;
(vii)    any Contract pursuant to which any Intellectual Property Right used in the Business is licensed to any Seller Party or pursuant to which any Person has agreed not to enforce any material Intellectual Property Right against any Seller Party, other than (A) the Transaction Documents, (B) Contracts for Standard Software, (C) non-exclusive licenses incidental to the primary purpose of such Contract, (D) non-exclusive Marks rights granted to Persons for promotion, advertising or an endorsement of Business Products, (E) Contracts entered into by employees, consultants or independent contractors of a Seller Party in the ordinary course of business, and (F) non-disclosure or confidentiality agreements entered in the ordinary course of business;
(viii)    any Contract pursuant to which any Acquired IP Right material to the Business is exclusively licensed to a third party by any Seller Party, or pursuant to which any Seller Party has agreed not to enforce any material Acquired IP Right against any third party, other than (A) Contracts for the use, provision, marketing, distribution or sale of Business Products in the ordinary course of business, (B) the Transaction Documents, (C) non-exclusive licenses incidental to the primary purpose of such Contract, (D) Marks rights granted to Persons for promotion, advertising or an endorsement, and (E) non-disclosure and confidentiality agreements entered in the ordinary course of business;
(ix)    any Contract that is a settlement, consent or similar agreement that restricts in any respect the operations or conduct of the Business;
(x)    any Contract evidencing Indebtedness of the Business for borrowed money, or guarantees by any Seller Party of any such Indebtedness on behalf of the Business;
(xi)    any Contract creating any material Lien (excluding Permitted Liens) upon any Acquired Asset;
(xii)    any Contract (A) with a customer, distributor or reseller who, during the 12 month period ended September 30, 2025, was one of the 10 largest sources of revenue on a consolidated basis recognized in accordance with the Accounting Principles for the Business and (B) with a supplier, contract manufacturer or vendor who, during the 12 month period ended September 30, 2025, was one of the 10 largest suppliers of goods or services to the Business, based on amounts paid or payable during such period;
(xiii)    any Contract that provides for payment of consideration by or to any Seller Party in excess of $250,000 annually for or on behalf of the Business (other than employment agreements);
(xiv)    any Contract with any labor union, labor organization or works council representing any Business Employee; and
(xv)    any otherwise binding commitment to enter into any Contract of the type described in the foregoing clauses of this Section 4.13(a).

(b)    (i) Each Material Contract is valid and binding on the applicable Seller Party that is party thereto and, to the Knowledge of Seller, the other parties thereto, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) each Seller Party has performed the obligations required to be performed by it under each Material Contract in all material respects and is entitled to all accrued benefits and has not received any written allegation of default thereunder, except as would not be material to the Business, and (iii) to the Knowledge of Seller, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it under such Material Contract in all material respects and no party is in material breach of or default with respect to any such Material Contract.
4.14    Environmental Matters. Except as set forth in Section 4.14 of the Seller Disclosure Letter:
(a)    Seller and Seller Affiliates are and have been in material compliance with all Environmental Laws and Environmental Permits necessary to operate the Business as currently conducted. The Seller Parties have no ongoing or outstanding Environmental Liabilities, which, in each case, remains the source of ongoing regulatory obligations or requirements, and no conditions or circumstances exist that would reasonably be expected to give rise to any material Environmental Liability under applicable Environmental Laws, including for investigation, remediation, fines, penalties, personal injury or property damage.
(b)    Seller and Seller Affiliates hold and are in material compliance with all Environmental Permits required under Environmental Laws to operate the Acquired Assets and Business as currently conducted. No such Environmental Permit is subject to any pending or threatened revocation, suspension or other legal action.
(c)    Neither Seller nor any Seller Affiliate has used, treated, stored, managed, disposed of, arranged for the disposal of, transported, handled, generated, manufactured, sold, distributed or exposed any Person to any Hazardous Substances (or any product containing a Hazardous Substance), or owned or operated any property or facility (including the Acquired Real Property) which is or has been contaminated by any Hazardous Substance, in such a manner that has resulted or would reasonably be expected to result in any material Environmental Liability under applicable Environmental Laws.
(d)    There has been no Release or threatened Release of Hazardous Substances by the Seller or any Seller Affiliate in contravention of any Environmental Law or which could reasonably be expected to result in any environmental claim with respect to the Business.
(e)    There are no legal, administrative, arbitral or other Proceedings, information requests, claims or actions pending or threatened in writing against Seller or any Seller Affiliate arising under, or non-compliance with, Environmental Laws or any Environmental Permit relating to the Acquired Assets or the Business, and, to the Knowledge of Seller, no event has occurred that could reasonably be expected to result in any such proceedings, claims or actions.

(f)    There are no underground or above ground storage tanks, septic systems, drainage ponds, landfills, or impoundments located at, on, in or under the Real Property, or to the Knowledge of Seller, any other property currently or formerly occupied, leased, used or operated by the Business that require or required (as the case may be) permitting, remediation or reporting under Environmental Laws, or for which Seller or the Seller Parties have any Environmental Liability.
(g)    Seller and the Seller Parties do not and have not manufactured, distributed, imported or sold products containing any Hazardous Substances that are in violation of applicable Environmental Laws.
(h)    Seller has made available to Buyer all Environmental Permits and, subject to any attorney client, attorney work product or other legal privilege, all material records and documents generated by or on behalf of Seller or Seller Affiliates relating to any matter under Environmental Laws, including any environmental audits, site assessments, risk assessments, reports, testing, and correspondence with any Governmental Entity concerning the Acquired Assets or the Business.
4.15    Real Property; Assets.
(a)    Section 4.15(a)(i) of the Seller Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each parcel of real property and improvements thereon owned by Seller or a Seller Party that is used or held for use exclusively in conduct of the Business, including the address and the owner thereof, together with the legal description therefore and all property tax identification numbers associated with such real property. The “Owned Real Property” shall mean the real property identified as such in Section 4.15(a)(i) of the Seller Disclosure Letter. The applicable Seller Party has good, valid and marketable title to the Owned Real Property, and the Owned Real Property is free and clear of all Liens, except for Permitted Liens and those Liens identified on Section 4.15(a)(i) of the Seller Disclosure Letter. Except as set forth in Section 4.15(a)(ii) of the Seller Disclosure Letter, no Seller Party has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof.
(b)    Section 4.15(b) of the Seller Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all of the leases, subleases, licenses, sublicenses or other occupancy agreements (“Leases”) to which any Seller Party is a party as lessee, sublessee, licensee, sublicensee or occupant of real property that is used or held for use exclusively in conduct of the Business (each, together with all amendments, modifications, side letters, guaranties, assignments and supplements thereto, an “Acquired Lease” and collectively, the “Leased Properties”; and together with the Owned Real Property, the “Real Property”). True and correct copies of the Acquired Leases have previously been made available to Buyer. The applicable Seller Party has a valid leasehold interest in the Leased Properties, free and clear of all Liens, except for Permitted Liens. No Person, other than as disclosed on Section 4.15(b) of the Seller Disclosure Letter, is in possession or has any right to use or occupy any portion of the Leased Properties other than the applicable Seller Party. There is no Lease to which any Seller

Party is a party as lessee, sublessee, licensee, sublicensee or occupant of real property that is leased primarily for use in the Business and that is not an Acquired Lease. No Seller Party, nor to the Knowledge of Seller, any other party thereto, is in material breach of or material default under any of the Leases, and Seller has not received any notice alleging any breach or default under any Lease. Each Lease is in full force and effect and, with respect to the applicable Seller Party thereto, constitutes a legal, valid and binding obligation on the applicable Seller Party, and, with respect to the applicable Seller Party thereto, is enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)    Except as set forth in Section 4.15(c) of the Seller Disclosure Letter, the Real Property constitutes all the real property owned, leased or licensed for use exclusively in the Business. No condemnation, expropriation or other proceeding in eminent domain affecting the Real Property or any portion thereof or interest therein is pending or, to the Knowledge of Seller, threatened, with respect to any Real Property.
(d)    The Owned Real Property has physical ingress and egress to a public road, adequate on the date of this Agreement for regular vehicular access in the ordinary course, and all improvements located on the Owned Real Property have adequate access to utilities reasonably necessary for the operation of such improvements on the Real Property as operated as of the date of this Agreement.
(e)    All material improvements, repairs, alterations and other work required to be performed by the applicable Seller Party under each of the respective Leases have been fully performed. All brokerage or leasing commissions and fees which are payable by the applicable Seller Party in connection with the Leases have been paid in full. There are no outstanding concessions, allowances, credits, rebates or refunds Seller is entitled to receive under the Leases.
(f)    Except as expressly set forth in Section 4.15(f) of the Seller Disclosure Letter, (i) Seller has not received notice of any proposed change in the assessed valuation of all or any portion of the Owned Real Property, (ii) Seller has not received written notice of any pending or contemplated special assessments or of any change in the zoning classification or land use approvals applicable to the Owned Real Property, and (iii) Seller has not initiated any tax certiorari proceedings or appeals with respect to the Owned Real Property with respect to the current or future tax years.
4.16    Intellectual Property.
(a)    Section 4.16(a) of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of all Acquired IP Rights that are Registered IP (“Acquired Registered IP”), including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and where applicable, the title; (iv) the date of filing or registration; (v) a list of any deadlines or fees due on or before March 31, 2026; and (vi) whether the item is current or expired. The Seller Parties are current in the payment of all registration, maintenance and renewal fees with respect to the Acquired Registered IP. All Acquired Registered IP of the Business is subsisting (or, in the case of applications, applied for), and all registrations are valid and enforceable.

(b)    Section 4.16(b) of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of all Registered IP and Intellectual Property Rights that are exclusively licensed to Seller or a Seller Party for use in the Business, other than the Acquired Seller Party Marks.
(c)    Seller or a Seller Party exclusively owns all right, title, and interest in and to all Acquired IP Rights free and clear of all Liens (other than Permitted Liens), and the Seller Parties have the right to use all Acquired IP Rights in the conduct of the Business as currently conducted, and the Buyer will have identical rights immediately after the Closing. Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, the Seller Parties have not granted any exclusive license to any Person in the Acquired IP Rights, and no Acquired IP Rights are exclusively licensed to Seller or Seller Affiliates.
(d)    The Acquired IP Rights, together with Seller’s rights granted under Section 7.16 and the Transition Services Agreement, include all Intellectual Property Rights that are owned or licensed by the Seller Parties that are used or held for use in the Business as currently conducted, and no other material Intellectual Property Rights are required for the operation of the Business. Except as set forth in Section 4.16(d) of the Seller Disclosure Letter, no Seller Party owns, licenses or holds any right to any Software or other information technology asset that is used or held for use exclusively in the Business, and the Acquired IP Rights do not include any Software that is owned by, licensed to, used or held for use by any Seller Party. Except as set forth in Section 4.16(d) of the Seller Disclosure Letter, there are no royalties or other payments payable by Seller or a Seller Affiliate to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Acquired IP Rights.
(e)    Section 4.16(e)(i) of the Seller Disclosure Letter lists the registered Marks that are owned by Acquired Seller Party and are used in the Business (the “Acquired Seller Party Marks”) as of the date of this Agreement, including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and, where applicable, the title; (iv) the date of filing or registration; and (v) a list of any deadlines or fees due on or before March 31, 2026. Acquired Seller Party is the sole and exclusive owner of the Acquired Seller Party Marks. Acquired Seller Party is current in the payment of all registration, maintenance and renewal fees with respect to the Acquired Seller Party Marks. The Acquired Seller Party Marks are subsisting (or, in the case of applications, applied for), and all registrations are valid and enforceable.
(f)    No Seller Party has received any written notice that (i) any of the Acquired IP Rights is subject to any Judgment issued by any Governmental Entity adversely affecting the use thereof or rights thereto by a Seller Party, or (ii) there is any interference, opposition, reissue, inter partes review, reexamination, cancellation or other proceeding that is pending or has threatened in writing since January 1, 2021, against the Seller Parties in which the ownership, scope, registrability, validity or enforceability of any Acquired IP Rights is being, or has been contested or challenged (in each case of clauses (i) and (ii), other than office actions or proceedings in the ordinary course of prosecution of any pending applications for registration or issuance of any Acquired Registered IP).
(g)    None of (i) the Acquired IP Rights, (ii) the Business Products, nor (iii) the current operations of the Business have infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by any other Person.
(h)    There are no Proceedings or claims pending against any Seller Party, and since January 1, 2021, there have been no written claims or notices received by any Seller Party, alleging that the operation of the Business, the Business Products, the Acquired IP Rights, or the exploitation of any of the foregoing, infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person. Since January 1, 2021, to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating any of the Acquired IP Rights.
(i)    One or more Seller Parties have secured from all consultants, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Acquired IP Rights for the Seller Parties (each, a “Contributor”) an agreement that assigns all right, title and interest in such Intellectual Property Rights to a Seller Party, that requires such Contributor to maintain the confidentiality of confidential information included in the Acquired IP Rights. No Contributor owns or claims any rights, licenses, claims or interest with respect to any such Acquired IP Rights developed by the Contributor for any Seller Party and, to the Knowledge of Seller, no Contributor has breached such agreement or misappropriated any trade secret of any Seller Party.
(j)    The Seller Parties have taken reasonable steps to protect and maintain their respective rights in all trade secrets and in confidential Know-How Rights included in the Acquired IP Rights and to maintain the confidentiality of trade secrets and confidential information that have been disclosed to any Seller Party with respect to the Business by any other Person on a confidential basis. There have been no unauthorized uses or disclosures of any material trade secrets included in the Acquired IP Rights or disclosed to a Seller Party by any other Person.
(k)    No funding, facilities or resources of any Governmental Entity or any university, college or other educational institution or research center were used in the development of the Acquired IP Rights. No Governmental Entity, university, college, or other educational institution or research center has any ownership in or rights to any Acquired IP Rights.
4.17    Insurance.
(a)    Section 4.17 of the Seller Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all material insurance policies (collectively, the “Insurance Policies”) owned or held by any Seller Party insuring against potential Liabilities of the Business, true, correct and complete copies of which have been made available to Buyer.

(b)    (i) Each such Insurance Policy is outstanding and in full force and effect and, except for Insurance Policies insuring against potential Liabilities of officers, directors and employees of the Seller Parties, the relevant Seller Party is the sole beneficiary of such Insurance Policies, (ii) all premiums and other payments due under any such Insurance Policy have been paid, (iii) there is no claim for coverage by any Seller Party pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies, and (iv) to the Knowledge of Seller, no Seller Party has received written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such Insurance Policies.
4.18    Privacy and Information Security.
(a)    With respect to Personal Data that Seller and Seller Affiliates Process for the Business, Seller and Seller Affiliates are in compliance in all material respects with Privacy and Security Requirements. The information technology systems owned by or operated on behalf of Seller and Seller Affiliates, including any Software-as-a-service services, on-premise Software, servers and networks (collectively, “IT Systems”) are sufficient for the needs of the Business in all material respects as currently conducted. The IT Systems and the related procedures and practices of Seller and Seller Affiliates are designed, implemented, operated, and maintained in all material respects in accordance with relevant industry standards and practices. In the 12-month period prior to the date of this Agreement, there have been no failures, crashes, breakdowns, or similar adverse events affecting any IT System that have caused any material disruption or interruption in or to the use of the conduct of the Business.
(b)    All notices and consents required by Privacy and Security Requirements related to Seller’s and Seller Affiliates’ Processing of Personal Data in connection with the conduct of the Business, including with respect to disclosures between and among Seller and Seller Affiliates and all consents from individuals, have been given or obtained and are sufficient in all material respects for the continued conduct of the Business. Seller and Seller Affiliates have maintained at all relevant times appropriate administrative and technical controls, including appropriate certifications, intra-company or vendor agreements, and data transfer impact assessments, to the extent necessary to transfer data relating to the Business to third countries under applicable Privacy and Security Requirements.
(c)    Since January 1, 2021, neither Seller nor any Seller Affiliate has received any written notice from any Governmental Entity that alleges that Seller or such Seller Party is not in compliance with any Privacy and Security Requirements, except as would not reasonably be expected to be material to the Business.
(d)    Seller and Seller Affiliates implement, maintain, and are in compliance with a reasonable information security program that includes technical and organizational safeguards and a written information security plan designed to secure Personal Data used in the Business from unauthorized Processing, and such safeguards conform to all Privacy and Security Requirements. Seller and Seller Affiliates have taken commercially reasonable steps designed to minimize the introduction of viruses, vulnerabilities, and other contaminants likely to disrupt, damage, or interfere with the operation or availability of the IT Systems or security of Personal

Data (“Malicious Code”), and the IT Systems do not contain any Malicious Code that would be material to the Business. Seller and Seller Affiliates have in place commercially reasonable backup and business continuity processes for all IT Systems.
(e)    Since January 1, 2021, Seller and Seller Affiliates have had contracts in place with third parties Processing Personal Data on behalf of the Business (“Data Related Vendors”) consistent with the Privacy and Security Requirements, and to the Knowledge of Seller, each Data Related Vendor that Processes Personal Data on behalf of the Business maintains the confidentiality and security of such Personal Data and otherwise complies with Privacy and Security Requirements applicable to the Processing of Personal Data by the Data Related Vendor. No Data Related Vendors are permitted to Process Personal Data for any commercial purpose. Since January 1, 2021, except as would not reasonably be expected to be material to the Business, Seller and Seller Affiliates have complied with all individual data rights requests required under Privacy Laws relating to the Personal Data Processed in connection with the Business, including without limitation all requests to opt-out of Processing where required under applicable Privacy and Security Requirements.
(f)    Since January 1, 2021, there have been no material breaches, outages or unauthorized uses of, accesses to, acquisition of, or disclosure of Personal Data maintained by the Business, or unauthorized access to or use of IT Systems maintained by Seller or Seller Affiliates in connection with the Business (“Data Incident”). Except as would not reasonably be expected to be material to the Business, to the Knowledge of Seller, since January 1, 2021, there has been no Data Incident affecting any Data Related Vendor. Neither Seller nor any Seller Affiliate is currently conducting, or planning to conduct, any investigation as to whether any Data Incident has occurred or if notification to any Person of a Data Incident is required. Since January 1, 2021, neither Seller nor any Seller Affiliates has notified any Person, any Governmental Entity of any Data Incident as required under any applicable Privacy Law.
(g)    The execution and delivery by Seller and Seller Parties of this Agreement and the performance of Seller’s and Seller Parties’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby (i) materially comply with all Privacy and Security Requirements, and (ii) will not result in or give rise to any right of termination or other right to impair or limit the ability of the Buyer to use any Personal Data, trade secrets or confidential information necessary to operate the Acquired Assets in substantially the same manner as currently conducted in the Business.
4.19    Business Product Liability and Recalls.
(a)    Section 4.19(a) of the Seller Disclosure Letter identifies each country in which a Business Product is sold as of the date of this Agreement. Seller and Seller Affiliates have been in compliance with all applicable Laws with respect to the manufacture, distribution, promotion and sale of Business Products. There is no design or manufacturing defect in any Business Product or any Hazardous Substances used with, contained in or made a part of any Business Product that, since January 1, 2025: (i) is being investigated by a Governmental Entity, or (ii) has resulted in death, personal injury, or property damage, product liability claims or other material liabilities for returns, recalls or recoveries.

(b)    Except as set forth in Section 4.19(b) of the Seller Disclosure Letter, since January 1, 2021, there has been no Proceeding pending or, to the Knowledge of Seller, threatened against or involving the Business or relating to any Business Product, in each case, alleging that any Business Product is or has been defective or improperly designed or manufactured or contains a substance that may harm or impair the environment or human health.
(c)    Except as set forth in Section 4.19(c) of the Seller Disclosure Letter, since January 1, 2021, there has been no pending, or to the Knowledge of Seller, threatened Recall or investigation of any Business Product and, to the Knowledge of Seller no condition or circumstance exists, that (with or without notice or lapse of time) would directly or indirectly reasonably be expected to give rise to or serve as the basis for any such Recall or investigation of any Business Product.
4.20    FDA and Regulatory Matters.
(a)    Seller and Seller Affiliates are in material compliance with all applicable Healthcare Laws, including Healthcare Laws addressing Notified Body registration, license and certification for each site at or from which a Business Product is manufactured, labeled, sold, or distributed. To the extent that any Business Product is exported from the United States, Seller has exported such Business Product in material compliance with applicable Law. All design, development and manufacturing operations performed by or on behalf of Seller or Seller Affiliates are being conducted in material compliance with the Quality Systems Regulations of FDA (21 C.F.R. Part 820) for Business Products sold in the U.S. and, to the extent applicable, counterpart Laws of all other jurisdictions where compliance is required. Seller and each Seller Affiliate is in material compliance with all applicable Laws relating to the maintenance, compilation and filing of reports, including Medical Device Reports (as defined in 21 CFR Part 803), with regard to the Business Products. Since January 1, 2021, none of Seller or Seller Affiliates has received from FDA or any other Governmental Entity or Notified Body (i) any written notice contesting the pre-market clearance or approval of, or alleging material noncompliance with respect to the promoted uses of or the labeling and promotion of any Business Product, or (ii) any written notice of adverse findings, FDA Form-483s, written notices of violations, warning letters, criminal proceeding notices under any applicable Law, or other similar written communication from FDA or other Governmental Entity or Notified Body alleging or asserting material noncompliance with any applicable Law.
(b)    With respect to each Business Product, Seller or a Seller Affiliate, (i) has obtained all applicable material Business Product Approvals required by FDA or any other Governmental Entity or Notified Body to develop, test, manufacture, market, store, distribute and sell such Business Product, including all required clearances under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, and all other required material Business Product Approval in any jurisdiction where the Seller or any Seller Affiliate currently conducts such activities with respect to each of the Business Products and (ii) has made all material filings with, and given all material notifications to the FDA and all other applicable Governmental Entities and Notified Bodies as required by all applicable Law, and (iii) all such filings, reports and notifications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). There is no proceeding pending or, to the Knowledge of Seller threatened in writing that would reasonably be expected to result in the suspension, termination, revocation, cancellation, limitation or impairment of any Business Product Approval, filing or notification, or the termination of Business Product research, development, testing, manufacturing, marketing, distribution or sales activities in any material respect.
(c)    None of Seller, Seller Affiliates, or to the Knowledge of Seller, any Business Employee is excluded, suspended or debarred from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b. To the Knowledge of Seller, no such exclusions are threatened nor is there any basis for such exclusions.
(d)    Seller or a Seller Party is the sole and exclusive owner of all Business Product Approvals, and neither the Seller nor any Seller Party has previously sold, licensed, or transferred in any manner, in whole or in part, directly or indirectly, any of the Business Product Approval.
(e)    Neither the aggregate book value of the Acquired Assets in Canada, nor the consolidated gross revenues from sales in, from or into Canada generated from the Acquired Assets, both calculated in the manner prescribed under the Competition Act (Canada), exceeds C$93 million.
4.21    Business Product Warranty.
(a)    Copies of the standard terms and conditions of sale for the Business Products (containing applicable guaranty, warranty and indemnity provisions and support obligations) in effect as of the date of this Agreement have been made available to Buyer. The Business Products comply with each applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Business Product or any product or system containing or used in conjunction with such Business Product. Seller has made available to Buyer a complete and accurate listing of all product warranty claims related to the Business Products received and logged by Seller or any Seller Affiliates since January 1, 2021, including a listing of the resolution of such product warranty claims. All Business Products may be manufactured in accordance with their specifications in substantially the same manner as currently conducted in the Business.
(b)    Except as set forth in Section 4.21(b) of the Seller Disclosure Letter, the Business Products have been sold by Seller and Seller Affiliates in accordance with the standard terms and conditions of sale.
4.22    No Federal Health Care Program Billing. Neither Seller nor any Seller Affiliate is a participating provider or supplier in, or submits any claims for reimbursement for any Business Products to, any Federal Health Care Program as defined in 42 U.S.C. §1320a-7b(f).

4.23    Brokers. Other than Perella Weinberg Partners LP (whose fees and expenses shall be fully payable by Seller), neither Seller nor any of its Affiliates has employed or engaged any investment banker, broker, finder or similar agent in connection with the transactions contemplated by this Agreement or any other Transaction Document.
4.24    NO OTHER REPRESENTATIONS OR WARRANTIES.
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS ARTICLE IV (AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SELLER DISCLOSURE LETTER) OR IN OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED OR OTHERWISE) WITH RESPECT TO SELLER OR ANY SELLER AFFILIATES, OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS (INCLUDING THE OPERATION OF THE BUSINESS), ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR CONDITIONS (FINANCIAL OR OTHERWISE), IN EACH CASE, WHETHER IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR OTHERWISE, AND SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE IV (AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SELLER DISCLOSURE LETTER), NEITHER SELLER NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED OR OTHERWISE) TO BUYER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, FORWARD-LOOKING STATEMENT, BUDGET OR PROSPECT INFORMATION RELATING TO SELLER OR ANY SELLER AFFILIATES, OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS (INCLUDING THE OPERATION OF THE BUSINESS), ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR CONDITIONS (FINANCIAL OR OTHERWISE), (II) ANY ORAL OR WRITTEN INFORMATION MADE AVAILABLE OR OTHERWISE PRESENTED TO BUYER OR ANY OF ITS AFFILIATES WHETHER IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE BUSINESS, THE NEGOTIATION OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR OTHERWISE, (III) THE CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES OR (IV) MERCHANTABILITY OR FITNESS OF THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES FOR ANY PARTICULAR PURPOSE.
(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER ACKNOWLEDGES AND AGREES THAT NEITHER BUYER NOR

ANY OTHER PERSON HAS MADE OR IS MAKING, AND SELLER EXPRESSLY DISCLAIMS RELIANCE UPON, ANY REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE) RELATING TO BUYER BEYOND THOSE EXPRESSLY MADE BY BUYER IN ARTICLE V, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER MADE AVAILABLE OR OTHERWISE PRESENTED TO SELLER OR ANY OF ITS AFFILIATES.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that:
5.1    Corporate Organization. Buyer is a listed public limited company duly organized, validly existing and in good standing under the Laws of the Kingdom of Sweden.
5.2    Authority; No Violation.
(a)    Buyer has the requisite corporate or entity power, as applicable, and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and each of the Transaction Documents to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereby and thereby) have been (or with respect to the Transaction Documents to which Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of Buyer and its Affiliates, and no other action, approval, or proceeding (including by its equity holders, if applicable) on the part of Buyer or its Affiliates is necessary to authorize or enter into this Agreement and each of the Transaction Documents to which Buyer is or will be a party or to consummate the transactions contemplated hereby or thereby or the performance by Buyer of its obligations hereunder and thereunder. This Agreement has been, and each of the Transaction Documents to which Buyer is or will be a party at or prior to the Closing, duly executed and delivered by Buyer and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of Buyer in each case (assuming that this Agreement has been, and each of the Transaction Documents to which Buyer is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Buyer in accordance with each of their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
(b)    Neither the execution, delivery or performance of this Agreement or any Transaction Document to which Buyer is a party nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Organizational Documents of Buyer, (ii) violate any statute, code, ordinance, rule, regulation, or Judgment or other Law applicable to Buyer or any of its assets, properties or other rights or (iii) violate, conflict with, result in a breach (or an event which, with or without notice or lapse of time, or both, would constitute a breach) of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation, or any other change to any right or obligation under, require any notice, consent or other action by any Person under, result in the right of any Person to payment or obligation of any other party thereto, accelerate the performance required by, or result in the creation of any Lien upon any assets, properties or other rights of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which Buyer is a party, or by which it or any of Buyer’s assets, properties or other rights may be bound, in the case of each of clauses (ii) and (iii), which would, individually or in the aggregate, reasonably be expected to prevent, impede or materially delay the ability of Buyer to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.
5.3    Governmental Authorization. Other than in connection with the HSR Act, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary on the part of, or with respect to, Buyer or any of its Affiliates in connection with (x) the execution, delivery or performance by Buyer of this Agreement or any Transaction Document to which it is or will be a party or (y) the consummation of the transactions contemplated hereby or thereby.
5.4    Available Funds. Buyer has, and at all times up to and including the Closing will have, all immediately available funds sufficient to fully satisfy all its obligations hereunder and in connection with the transactions contemplated hereby, and to pay related fees and expenses. Buyer has provided Seller with accurate and complete copies of all applicable materials satisfactory to Seller evidencing Buyer’s possession of such funds. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that its obligations to effect the transactions contemplated hereby are not subject to any condition or contingency with respect to any financing or funding by any third party.
5.5    Brokers. Other than Morgan Stanley (whose fees and expenses shall be fully payable by Buyer), neither Buyer nor any of its Affiliates has employed or engaged any investment banker, broker, finder or similar agent in connection with the transactions contemplated by this Agreement or any other Transaction Document.
5.6    Litigation. There are no Proceedings involving Buyer or any of its Affiliates that are pending or, to the Knowledge of Buyer, threatened in writing that would reasonably be expected to prevent, impede or materially delay the ability of Buyer to perform its obligations under this Agreement or any other Transaction Document or timely consummate the transactions contemplated by this Agreement or any other Transaction Document.
5.7    NO OTHER REPRESENTATIONS OR WARRANTIES.
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS ARTICLE V OR IN OTHER TRANSACTION DOCUMENTS, NEITHER BUYER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED OR OTHERWISE) WITH RESPECT TO BUYER, WHETHER IN CONNECTION WITH THIS AGREEMENT, THE

OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR OTHERWISE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE) ARE HEREBY DISCLAIMED.
(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT (I) NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR IS MAKING, AND BUYER EXPRESSLY DISCLAIMS RELIANCE UPON, ANY REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE) RELATING TO SELLER, ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS (INCLUDING THE OPERATION OF THE BUSINESS), ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR CONDITIONS (FINANCIAL OR OTHERWISE), IN EACH CASE, WHETHER IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR OTHERWISE, BEYOND THOSE EXPRESSLY MADE IN ARTICLE IV (AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SELLER DISCLOSURE LETTER), INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES SELLER MADE AVAILABLE OR OTHERWISE PRESENTED TO BUYER AND ITS AFFILIATES AND REPRESENTATIVES AND (II) EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES OF SELLER EXPRESSLY MADE IN ARTICLE IV (AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SELLER DISCLOSURE LETTER), THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE BEING SOLD ON AN “AS IS,” “WHERE IS” BASIS AS OF THE CLOSING AND IN THEIR CONDITIONS AS OF THE CLOSING WITH “ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NO REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE) ARE MADE WITH RESPECT TO (W) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, FORWARD-LOOKING STATEMENT, BUDGET OR PROSPECT INFORMATION RELATING TO SELLER, ANY OF ITS SUBSIDIARIES, OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS (INCLUDING THE OPERATION OF THE BUSINESS), ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR CONDITIONS (FINANCIAL OR OTHERWISE), (X) ANY ORAL OR WRITTEN INFORMATION MADE AVAILABLE OR OTHERWISE PRESENTED TO BUYER OR ANY OF ITS AFFILIATES WHETHER IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE BUSINESS, THE NEGOTIATION OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR OTHERWISE, (Y) THE CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES OR (Z) MERCHANTABILITY OR FITNESS OF THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES FOR ANY PARTICULAR PURPOSE.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1    Conduct of the Business Prior to the Closing. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement, except as set forth in Section 6.1 of the Seller Disclosure Letter, as expressly required or contemplated by this Agreement or any Transaction Document, as required by applicable Law or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause each other Seller Party to) use commercially reasonable efforts to operate the Business in the ordinary course of business, and use commercially reasonable efforts to preserve the Business’s present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom the Seller Parties have relations with respect to the Business.
6.2    Seller Forbearances. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement, except as set forth in Section 6.2 of the Seller Disclosure Letter, as expressly required or contemplated by this Agreement or any Transaction Document, as required by applicable Law or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (and shall not permit any other Seller Party to), directly or indirectly:
(a)    (i) adopt any amendment to the Acquired Seller Party’s Organizational Documents or adopt or approve any new Organizational Document that applies to the Acquired Seller Party, (ii) remove or replace any officer or director of the Acquired Seller Party except (A) in the event such person ceases to be employed by a Seller Party or (B) to the extent such removal or replacement does not require the consent of a Seller Party (in each case, Seller shall notify Buyer in writing, with a written summary of the circumstances), or (iii) transfer or encumber the Acquired Interests or approve the transfer of Equity Interests held by the other owner of the Acquired Seller Party to the extent such transfer requires the consent of a Seller Party;
(b)    deliver, grant, sell, exchange, mortgage, swap, pledge, encumber, subject to any Lien (other than Permitted Liens), or otherwise dispose of, any of the Acquired Assets, in each case other than sales, leases, licenses, assignments, transfers, exchanges or disposals in the ordinary course of business, including dispositions or sales of (i) inventory, products or services, (ii) obsolete, damaged, worn-out or surplus equipment or tangible property that is no longer necessary in the conduct of the Business or (iii) other immaterial equipment or tangible property;
(c)    with respect to the Business, acquire or agree to acquire (including by merger, consolidation or acquisition of equity interests or any portion of the assets of) any Person or any business or division thereof that would constitute an Acquired Asset, provided, that, for the avoidance of doubt, nothing in this Section 6.2(c) shall restrict Seller or a Seller Party from the purchase of assets in the ordinary course of business relating to the operation of the Business, including raw materials, equipment and similar tangible assets;

(d)    with respect to the Business, damage, abandon, allow to lapse, destroy, or permit to enter into the public domain of any material asset (excluding Acquired IP Rights, which are addressed below) material to the continued conduct of the Business, whether or not covered by insurance;
(e)    modify or amend, terminate, renew or extend, or waive, release or assign any material right or claims under, any Acquired Contract or Shared Contract (solely to the extent related to the Business), in each case, other than (i) modifications, amendments, terminations, renewals, extensions, waivers, releases and assignments that are not material to the Business and that are made in the ordinary course of business, (ii) automatic renewals of Contracts pursuant to the terms thereof and (iii) any such actions taken in connection with the transactions contemplated by this Agreement (including any such taken in accordance with Section 7.14) or the other Transaction Documents;
(f)    license, sell, grant, assign, subject to any Lien (other than Permitted Liens), or otherwise dispose of or transfer any Acquired IP Rights, other than the nonexclusive license of Acquired IP Rights to vendors and customers in the ordinary course of business;
(g)    allow to lapse, or abandon any Acquired Registered IP, or intentionally disclose any material trade secrets included in the Acquired IP Rights, in each case, except with respect to immaterial Acquired IP Rights in the ordinary course of business in the exercise of reasonable business judgment and with prior notice to Buyer to the extent reasonably practicable;
(h)    except (i) as required by the terms of any Benefit Plan as in effect on the date of this Agreement, (ii) as required by applicable Laws or (iii) for any actions for which the Seller Parties shall be solely liable, (A) increase in any respect the compensation or benefits payable or to be provided to any Business Employee except in the ordinary course of business, (B) amend in any material respect, adopt, enter into or terminate any Benefit Plan or (C) enter into, amend or terminate any collective bargaining agreement, labor agreement or similar labor-related agreement, in each case with respect to the Business Employees;
(i)    commence, waive, release, assign, compromise or settle any litigation, investigation, suit, action or proceeding involving the Business, other than the compromise or settlement of any claim, litigation, investigation, suit, action or proceeding that: (x)(i) is in a settlement amount not in excess of $50,000 individually or $100,000 in the aggregate, and (ii) does not provide for the license of any material Acquired IP Rights; (y) are Tax Proceedings; or (z) pertains to Excluded Liabilities;
(j)    with respect to the Business, make any loans, advances, guarantees for the benefit of, capital contributions to, or investments in, any other Person that would constitute an Acquired Asset, except for any such loans, advances, guarantees, capital contributions or investments not in excess of $50,000 in the aggregate;
(k)    transfer any Business Employee to another business division of Seller or Seller Affiliates, terminate the employment relationship of any Business Employee (other than for cause, death or disability) or modify the job duties, responsibilities or services of any Business Employee such that such Person ceases to be a Business Employee; or
(l)    agree or authorize, or make any commitment, in writing or otherwise, to take any of the foregoing actions.
6.3    Notification of Certain Matters. Seller shall give written notice to Buyer as promptly as reasonably practicable: (i) of any notice or other communication received by any Seller Party from any Governmental Entity in connection with this Agreement, the Closing or the other transactions contemplated hereby, or from any Person alleging that the Consent of such Person is or may be required in connection with the Closing or the other transactions contemplated hereby, (ii) of any Proceeding commenced or, to the Knowledge of Seller, threatened against any Seller Party or otherwise relating to, involving or affecting the Business which, if determined adversely, would reasonably be expected to prevent, impede or materially delay the ability of Seller to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement or (iii) of any change in the ownership of Equity Interests of the Acquired Seller Party.
ARTICLE VII

ADDITIONAL AGREEMENTS
7.1    Reasonable Best Efforts; Regulatory Filings.
(a)    Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including by using reasonable best efforts to cause the conditions set forth in Article VIII to be satisfied.
(b)    In furtherance and not in limitation of Section 7.1(a), each party hereto, as applicable, agrees to (i) make an appropriate filing of a Notification and Report Form that may be required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Closing, no later than 20 Business Days following the date of this Agreement (with the understanding that if a Governmental Entity is not accepting such filings, then this deadline shall be extended day for day until such Governmental Entity does accept such filings), (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Entity that are required by or advisable under other applicable Regulatory Laws in connection with the transactions contemplated by this Agreement (including in order to obtain Required Regulatory Approvals), and (iii) use its reasonable best efforts to take all actions reasonably necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Regulatory Laws applicable to the transactions contemplated by this Agreement and (2) obtain any required consents pursuant to any Regulatory Laws applicable to the transactions contemplated by this Agreement, in each case as soon as practicable. The parties agree to request early termination in the filings made under the HSR Act. Buyer shall pay all filing fees in connection with notification filings, forms and submissions required to obtain the Required Regulatory Approvals (“Regulatory Filing Expenses”), subject to Section 3.4.
(c)    The parties hereto shall, in connection with Sections 7.1(a) and Section 7.1(b), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in each case, related to the transactions contemplated by this Agreement, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, and promptly providing copies to the other party of any such filings made to Governmental Entities, (ii) use their respective reasonable best efforts to supply, or cause to be supplied, any information that may be required in order to make such filings or submissions, (iii) use their respective reasonable best efforts to supply, or cause to be supplied, any additional information that may be reasonably required or requested by any Governmental Entity in connection with any such filing or submission, (iv) promptly inform the other party of any substantive communication received by such party from, or given by such party to, any Governmental Entity by promptly providing copies to the other party of any such written communications, and promptly inform the other party of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (v) where reasonably practicable, permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, any Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in any in person meetings, substantive telephone calls or conferences with the Governmental Entity or other Person; provided, that the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(c) as “Outside Counsel Only Material.” Without limiting the generality of the foregoing, the parties will jointly devise, control and implement the strategy for all filings and communications in connection with any filing pursuant to Regulatory Laws and securing approvals with respect to all Governmental Approvals, including with respect to expiration of relevant waiting periods under Regulatory Laws in connection with the transactions contemplated by this Agreement.
(d)    Buyer shall use reasonable best efforts to take all actions as may be necessary to avoid or eliminate each and every impediment under any Regulatory Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), except that, notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to propose, negotiate, commit to, or effect, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture, or disposition of assets, businesses, services, products or product lines (or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines), (y) the creation or termination of relationships, ventures, contractual rights, or obligations or (z) any other actions that after the Closing would limit the freedom of Buyer (or any Buyer Affiliates) with respect to any assets, businesses, services, products, or product lines, including the

Acquired Assets and the Business, in order to obtain Required Regulatory Approvals (including expirations or terminations of waiting periods whether imposed by Law or agreement) or to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Outside Date. Seller and Seller Affiliates shall not, without Buyer’s prior written consent commit to any Governmental Entity to any extension of any waiting period under any Law with respect to this Agreement or to any agreement not to consummate the transactions contemplated by this Agreement. Buyer shall have no obligation to defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, including any such lawsuit or Proceeding seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity.
(e)    From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article IX, none of Buyer or any of its Affiliates will acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, delay, or impede the consummation of the transactions contemplated by this Agreement, including by (A) imposing any delay in the obtaining of, or increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (B) increasing the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (C) increasing the risk of not being able to remove any such order on appeal or otherwise.
(f)    As promptly as reasonably practicable following the Closing, Seller shall update its FDA registration and medical device listing and Health Canada medical device licenses to de-list the Seller as the manufacturer or distributor of Business Products, and shall, upon the reasonable request of Buyer, and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to facilitate Buyer updating its FDA establishment registration and medical device listing and Health Canada medical device licenses to list Buyer as the manufacturer or distributor of the Business Products. Notwithstanding the previous sentence, Seller shall reasonably cooperate with Buyer to facilitate Buyer updating the applicable FDA establishment registration and medical device listing and Health Canada medical device licenses to list Buyer as the manufacturer or distributor of a Business Product, in the event that such establishment registration or such medical device listing for any such Business Product is deemed a misallocated asset pursuant to Section 7.12(b). After the Closing, except as required by applicable Laws or as otherwise set forth in this Agreement, Buyer shall be solely responsible for (i) the FDA establishment registration, device listing, Health Canada medical device licenses or any post‑Closing regulatory submissions or communications with the FDA or Health Canada regarding the Business Products, (ii) any delay or failure by Buyer to timely make or complete any required filings or updates required to be submitted by Buyer; and (iii) any manufacturing, distribution, labeling, promotion, complaint handling, adverse event reporting or other post‑Closing regulatory obligations of Buyer for the Business Products. For the avoidance of doubt, Seller shall have no obligation to maintain, renew, or supplement any FDA or Health Canada registration or device listing for the Business Products after Closing.
7.2    Access to Information and Premises.
(a)    Prior to the Closing, upon reasonable notice and subject to applicable Laws and the reasonable restrictions imposed from time to time upon advice of counsel, Seller shall, and shall cause the other Seller Affiliates to, afford to the Applicable Representatives of Buyer and its Affiliates, reasonable access during normal business hours to access and inspect (excluding any invasive testing or sampling) Seller’s and Seller Affiliates’ properties (including the Acquired Real Property and any leased properties where Acquired Assets are located), Contracts, personnel, books and records, in each case to the extent related to the Business and the Acquired Assets, and Seller shall, and shall cause the Seller Affiliates to, furnish as promptly as reasonably practicable to Buyer and its Applicable Representatives information concerning the Business as Buyer may reasonably request solely for purposes of consummating the Closing; provided, however, that any such access shall be subject to Seller’s reasonable security measures and conducted in a manner not to unreasonably interfere with the businesses or operations of Seller and Seller Affiliates. Notwithstanding the foregoing, no Seller Party shall be required by this Section 7.2 to provide Buyer or Buyer’s Applicable Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement or other Contract with a third party entered into prior to the date of this Agreement (provided, however, that Seller shall, and shall cause the other Seller Parties to, use their reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that Seller shall, and shall cause the other Seller Parties to, use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law), (iii) the disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that Seller shall, and shall cause the other Seller Parties to, use their reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney client, attorney work product or other legal privilege), (iv) the disclosure of which would unreasonably disrupt the businesses and operations of Seller or any Seller Affiliates, or (v) the disclosure of which is reasonably pertinent to any Proceeding in which Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties; provided, further, that such access and information shall be disclosed or granted, as applicable, to counsel for Buyer to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form.
(b)    Buyer and its respective Representatives (as defined in the Confidentiality Agreement) shall hold all information furnished by or on behalf of the Seller Parties pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated as of January 29, 2025, among Buyer and Seller

(the “Confidentiality Agreement”); provided, that, following the Closing, this Section 7.2(b) shall not apply to information constituting an Acquired Asset.
(c)    During the period beginning on the date of this Agreement and continuing until the third anniversary of the date of this Agreement, Seller shall, and shall cause Seller Affiliates to, treat and hold as confidential, and shall not use or disclose (except as permitted under Section 7.16) (i) any non-public documents and information concerning Buyer, or any Buyer Affiliates furnished to it by Buyer, Buyer Affiliates or their respective Applicable Representatives in connection with this Agreement or the transactions contemplated hereby, and (ii) any non-public information regarding the Business, provided, that Seller and Seller Affiliates shall continue to treat trade secrets and other confidential Know-How Rights of the Business or third parties that is an Acquired IP Right as confidential and proprietary for so long as Buyer and Buyer Affiliates treat such Know-How Rights as confidential and proprietary. The foregoing does not include any documents or information that: (A) was or becomes generally available to the public other than as a result of any disclosure in breach of this Agreement by Seller or a Seller Affiliate, (B) was or becomes available to Seller or a Seller Affiliate on a non-confidential basis from a third party who is not bound by a confidentiality obligation to Buyer or any Buyer Affiliates with respect to such information, or (C) was independently developed by or on behalf of Seller or a Seller Affiliate without the use of or reference to any of the foregoing non-public documents and information. Notwithstanding anything to the contrary in the foregoing, Seller and Seller Affiliates shall be permitted to disclose any and all such non-public information (I) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (II) to comply with, or enforce its rights under, the terms of this Agreement or any other agreement between or among Seller or a Seller Affiliate and Buyer or any Buyer Affiliate that is entered into in connection with the transactions contemplated by this Agreement, (III) in connection with the defense or prosecution of any Indemnification Claim, (IV) that is required to be disclosed under Law or stock exchange rules, (V) that is required to be disclosed in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process. In the event that Seller or any Seller Affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, Seller shall, to the extent permitted by applicable Laws, notify Buyer promptly of the request or requirement so that Buyer may seek, at Buyer’s sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.2(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, legally required to disclose any such information, Seller or Seller Affiliates may disclose such information to the requesting authority; provided, however, that Seller shall use commercially reasonable efforts to obtain, at the reasonable request of Buyer and at Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall reasonably designate.
(d)    No investigation by Buyer or its Applicable Representatives shall affect or be deemed to modify or waive the representations and warranties set forth herein. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Closing.

(e)    During the period beginning on the Closing Date and continuing until the sixth anniversary thereof, Buyer shall, and shall cause Buyer Affiliates (including the Acquired Seller Party) to, use commercially reasonable efforts to retain all books, records and other documents pertaining to the Business in existence on the Closing Date that are required to be retained under current retention policies and to provide Seller and its Applicable Representatives with reasonable access to the same (for the purpose of examining and copying at its expense, during normal business hours, upon reasonable request and upon reasonable notice); provided, however, that (i) any such access shall be subject to Buyer’s reasonable security measures and conducted in a manner not to unreasonably interfere with the businesses or operations of Buyer or such Buyer Affiliates, (ii) neither Buyer nor such Buyer Affiliates shall be required by this Section 7.2 to provide Seller or Seller’s Applicable Representatives with access to or to disclose information the disclosure of which would violate applicable Law (provided, however, that Buyer shall, and shall cause such Buyer Affiliates to, use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) and (iii) neither Buyer nor such controlled Affiliates shall be required by this Section 7.2 to provide Seller or Seller’s Applicable Representatives with access to or to disclose information the disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that Buyer shall, and shall cause such controlled Affiliates to, use their reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney client, attorney work product or other legal privilege).
7.3    Provision of Information. Without limiting any other term or condition of this Agreement, Seller shall use reasonable efforts to provide, and shall cause the other Seller Parties to use their respective commercially reasonable efforts to provide, as promptly as reasonably practicable after the date of this Agreement, the information or categories of information set forth in Section 7.3 of the Seller Disclosure Letter to Buyer. Notwithstanding anything herein to the contrary, the failure to provide such information or categories of information prior to the Closing shall not be deemed a failure to satisfy any condition specified in Article VIII.
7.4    Employee Matters.
(a)    Business Employee List; Pre-Closing Communications. Seller shall be permitted to revise Section 4.10(f) of the Seller Disclosure Letter (Business Employees) from time to time prior to the Closing to update the information provided in the schedule to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and Seller shall provide a copy of such updated schedule to Buyer; provided, that any terminations or material changes are effectuated in compliance with the terms and conditions of this Agreement. In addition, without limiting the generality of Section 7.17, during the period from the date of this Agreement until the earlier of the Closing or valid termination of this Agreement, Buyer shall provide Seller with advance copies of, and shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Business Employee whether relating to employee benefits, post-Closing terms of employment or otherwise; provided, however, that this sentence shall not apply to (i) any individual, non-commercial conversations or communications regarding matters not covered by this Agreement or the other Transaction Documents and not otherwise relating to the Business or post-Closing employment of Business Employees or (ii) any individual offer letter that are consistent with the terms and conditions of this Agreement.
(b)    Offers of Employment.
(i)    Not less than 30 days prior to the Closing, Buyer or one of its Affiliates will offer employment, conditional on the Closing, effective at 12:01 A.M., local time, on the Closing Date (the “Transfer Time”), to each Business Employee in accordance with this Agreement. Offers pursuant to this Section 7.4(b) shall (A) be for a position commensurate with the skills and experience of such Business Employee and, subject to Section 7.4(d), on such employee’s existing terms and conditions (including location) of employment and (B) otherwise comply in all respects with Section 7.4(d) and applicable Law (including with respect to compensation and benefits). Each Business Employee who accepts such an offer of employment and reports for work with the Buyer or a Buyer Affiliate on the Closing Date (or such later time as the Business Employee is required to report to work in accordance with the Business Employee’s normal work schedule, taking into account any applicable vacation or leave of absence) shall be a “Transferred Employee.”
(ii)    Buyer shall be solely responsible for, and shall indemnify and hold harmless Seller and its Affiliates from, all Liabilities that may result in respect of claims for statutory, contractual or common law severance or other separation benefits or other legally mandated termination obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice), together with the employer-paid portion of any employment or payroll taxes arising from Buyer’s failure to offer employment to any Business Employee on terms consistent with Section 7.4(b)(i) or in accordance with applicable Law.
(c)    Inactive Employees; Delayed Conveyance Employees.
(i)    With respect to any Business Employee to whom Buyer or one of its Affiliates is required to make an offer of employment pursuant to Section 7.4(b), and who, as of the Closing Date, (A) is on approved leave of absence from work with Seller or an applicable Seller Party and (B) has a right of return to active service under an applicable policy of Seller or an applicable Seller Party or applicable Law (each, an “Inactive Employee”), Buyer shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller or an applicable Seller Party and otherwise on terms and conditions consistent with Section 7.4(b); provided, however, that such employee returns to work within 180 days following the Closing Date or such later time as required by applicable Law. In the case of any Inactive Employee who becomes a Transferred Employee following the Closing Date, all references in this Agreement to the Closing or the Closing Date (including in the definition of Accrued PTO) shall be deemed to be references to the date on which such individual becomes a Transferred Employee.

(ii)    Notwithstanding anything to the contrary in this Agreement, Section 7.4(c)(ii) of the Seller Disclosure Letter shall set forth each Business Employee (other than Inactive Employees) whose employment will transfer to Seller following the Closing (such employees, the “Delayed Conveyance Employees”). The parties hereto shall mutually agree on updates to Section 7.4(c)(ii) of the Seller Disclosure Letter, from time to time prior to the Closing, to include the Delayed Conveyance Employees and each employee’s expected transfer date (the “Delayed Conveyance Transfer Time”). Accordingly, other than as set forth in Section 7.4(c)(ii) or Section 7.4(d), references in this Agreement to the Closing or the Closing Date (including the definition of Accrued PTO) with respect to the Delayed Conveyance Employees shall be deemed to mean the Delayed Conveyance Transfer Time. For clarity, Buyer or one of its Affiliates shall make offers of employment to each Delayed Conveyance Employee, in accordance with Section 7.4(b) and Section 7.4(d), that will provide each Delayed Conveyance Employee with the same levels of compensation described in Sections 7.4(d)(i), (ii) and (iii), and will be effective at the Delayed Conveyance Transfer Time; provided, however, that Buyer or one of its Affiliates shall provide such offers to the Delayed Conveyance Employees as soon as possible, but no later than 30 days, following the Closing Date.
(d)    Terms and Conditions of Employment. Notwithstanding the generality of the foregoing, for a period of at least one year immediately following the Closing, Buyer shall provide, or shall cause one of its Affiliates to provide, to each Transferred Employee with (i) base compensation and cash incentive compensation opportunities, which, in each case, are no less favorable than the base compensation and cash incentive compensation opportunities that were provided to such Transferred Employee immediately before the Closing, (ii) long-term or equity-based incentive compensation opportunities (which may be satisfied by Buyer or its applicable Affiliate in the form of long-term cash compensation) which, taken as a whole, are no less favorable than the long-term or equity-based incentive compensation opportunities that were provided to such Transferred Employee immediately before the Closing and (iii) employee benefits (excluding defined benefit pension plans and post-employment health and welfare benefits) that are substantially similar in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates following the Closing. In addition, for a period of at least one year immediately following the Closing, Buyer shall provide, or shall cause one of its Affiliates to provide, to each Transferred Employee severance protections and benefits that are at least as favorable as those provided to such Transferred Employee immediately before the Closing. For avoidance of doubt, nothing in this Section 7.4(d) prohibits Buyer or Buyer Affiliates from making termination decisions in the ordinary course of business.
(e)    Service Credit, etc. Effective from and after the Transfer Time, Buyer shall, or shall cause one of its Affiliates to, cause any employee benefit or compensation plans sponsored or maintained by Buyer or its Affiliates in which the Transferred Employees are eligible to participate following the Transfer Time (collectively, the “Buyer Plans”) to recognize the service of each Transferred Employee with Seller or any of its Affiliates (or any predecessor thereto) prior to the Transfer Time for all purposes under such Buyer Plans; provided, that such recognition of service shall not apply to the extent it would result in duplication of benefits or for purposes of benefit accrual under any Buyer Plan that is a defined benefit retirement plan. With respect to any Buyer Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Transferred Employee is first eligible to participate, Buyer shall, or shall cause one its Affiliates to, (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Transferred Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Transferred Employee participated immediately prior to the Transfer Time and (ii) credit each Transferred Employee for any co-payments or deductibles incurred by such Transferred Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Buyer Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
(f)    401(k) Plan. Buyer shall, or shall cause a Buyer Affiliate to, have in effect a tax qualified defined contribution retirement plan immediately following the Closing Date that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) in which each Transferred Employee who is actively employed at the Closing and was a participant in the tax-qualified defined contribution retirement plan of Seller or one of the other Seller Parties with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Seller 401(k) Plan”) shall be eligible to participate immediately following the Closing, and as soon as practicable following the Closing, the account balances under the Seller 401(k) Plan shall be distributed to the participants, and Buyer shall, to the extent permitted by the Buyer 401(k) Plan, permit such Transferred Employees to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing participant loans), in the form of cash, in an amount equal to the full account balance distributed to such Transferred Employee from the Seller 401(k) Plan.
(g)    Accrued Amounts. Seller or the applicable Seller Party shall pay to the Transferred Employees all base salary, wages, commissions or other amounts (other than Accrued PTO and other than, in the case of tax-qualified benefits, to the extent vested and payable in a subsequent year in accordance with the terms of the applicable Benefit Plan), in respect of services performed by each Transferred Employee for Seller or one of the other Seller Parties, that are earned and accrued but unpaid as of the Transfer Time, as applicable, in each case, to be paid as soon as administratively practicable after the Transfer Time or as required by applicable Law. Buyer or a Buyer Affiliate shall assume and honor each Transferred Employee’s Assumed PTO. Subject to Section 7.4(d) and Section 7.4(e), Transferred Employees shall be permitted to use their Assumed PTO in a manner consistent with policies applicable to similarly-situated employees of Buyer or an applicable Affiliate, and to accrue additional vacation and other paid-time-off in accordance with Buyer’s or its Affiliate’s policies and procedures, as in effect from time to time.
(h)    Annual Bonuses; LTI. Within 60 days following the Closing Date, Seller or the applicable Seller Party shall pay to each Transferred Employee a pro-rated annual bonus with respect to the portion of Seller’s fiscal year in which the Closing Date occurs that elapses prior to the Closing Date (the “Seller Pro-Rata Bonus”), as described in the next sentence. The amount of each Transferred Employee’s Seller Pro-Rata Bonus shall equal the product of the Transferred Employee’s target annual bonus opportunity in respect of Seller’s fiscal year that the Closing Date occurs, multiplied by a fraction, the numerator of which is the number of days in Seller’s fiscal year during which the Closing Date occurs that elapse prior to the Closing Date, and the denominator of which is 365. Buyer shall, or shall cause one of its Affiliates to, provide to each Transferred Employee a pro-rated annual bonus opportunity with respect to the portion of Buyer’s fiscal year in which the Closing Date occurs that elapses on or following the Closing Date (the “Buyer Pro-Rata Bonus Opportunity”), as described in the next sentence. The amount of each Transferred Employee’s Buyer Pro-Rata Bonus Opportunity shall be equal to the Transferred Employee’s target annual bonus opportunity as of immediately prior to the Closing, multiplied by a fraction, the numerator of which is the number of days in Buyer’s fiscal year during which the Closing Date occurs that elapse on or following the Closing Date, and the denominator of which is 365. Any such Buyer Pro-Rata Bonus Opportunity shall be earned and paid in accordance with the terms and conditions set forth in the applicable Buyer annual bonus program. In addition, Section 7.4(h) of the Seller Disclosure Letter sets forth each Transferred Employee who holds a Seller equity or equity-based award, including the dollar-denominated value of each such award held by the Transferred Employee and the vesting schedule of each such award. Within five Business Days following the Closing, Buyer shall grant to each Transferred Employee set forth in Section 7.4(h) of the Seller Disclosure Letter a cash-based long-term incentive award with a value equal to the corresponding award value set forth in Section 7.4(h) of the Seller Disclosure Letter, and such award shall vest and be paid to the Transferred Employee in accordance with the terms and conditions set forth in Section 7.4(h) of the Seller Disclosure Letter.
(i)    Work Permits/Visas. If any Business Employee requires a work permit for their employment with Buyer or its Affiliates, Buyer shall, and shall cause its Affiliates to, use their reasonable best efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Transfer Time (and Seller shall, and shall cause any applicable Seller Party to, provide such assistance as reasonably requested by Buyer and its Affiliates in connection therewith). Notwithstanding the foregoing, to the extent permitted by applicable Law, in the event an applicable work permit for a Business Employee is not in place with Buyer or its Affiliate as of the Transfer Time, Buyer shall, and shall cause its Affiliates to, continue to use their reasonable best efforts to obtain the applicable work permit. Notwithstanding the generality of the foregoing, Buyer is not obligated to obtain any work permit for any employee to the extent such work permit is subject to extraordinary fees or expenses.
(j)    WARN Act and Other Notices. Buyer shall not take any action during the 90-day period following the Closing with respect to the Business Employees that would give rise to a “plant closing” or “mass layoff” or group termination under the WARN Act, whether standing alone or when aggregated with applicable pre-Closing employee layoffs. Buyer shall assume liability for, and fully indemnify and hold harmless Seller and its Affiliates with respect to, any Liability incurred by Seller or any of the other Seller Parties pursuant to the WARN Act or any similar applicable Law in connection with any Business Employee, to the extent such liability arises from actions of Buyer or any of its Affiliates on or after the Closing, including a failure to extend an offer of employment complying with the requirements of this Section 7.4 to a Business Employee.
(k)    Employment Tax Reporting Responsibility. Seller and Buyer hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35 and, in respect of the Business Employees employed in Canada, the Tax Act. Accordingly, Seller or the applicable Seller Party shall have employment tax reporting responsibilities for the wages and other compensation it pays to Business Employees and Buyer or its applicable Affiliate shall have employment tax reporting responsibilities for the wages and other compensation it pays to Transferred Employees.
(l)    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement (whether of any Seller Party, Buyer or any of their respective Affiliates), (iii) shall create any obligation on the part of any Seller Party, Buyer, or any of their respective Affiliates to employ or engage any Service Provider for any reason or (iv) shall limit in any way the ability of any Seller Party, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, practice, contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
7.5    Acquisition Proposals. Seller agrees that it will not, and that it will cause Seller Affiliates and their respective Applicable Representatives not to, directly or indirectly (a) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (b) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (c) enter into any Contract relating to any Acquisition Proposal, (d) approve any Acquisition Proposal or (e) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal. Seller agrees to, and to cause Seller Affiliates and their respective Applicable Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Buyer with respect to any Acquisition Proposal. Seller will promptly notify Buyer following receipt by Seller, Seller Affiliates or their respective Applicable Representatives of any Acquisition Proposal or any request for nonpublic information relating to the Business by any Person that informs Seller, Seller Affiliates or their respective Applicable Representatives that such Person is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with Seller or Seller Affiliates or Applicable Representatives relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions thereof. Seller shall promptly inform Buyer of any amendments to or revisions of the material terms of any such Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, any acquisition or purchase, direct or indirect, of any portion of the Business or the Acquired Assets, other than the sale of Business Products or Excluded Assets, the disposition of Inventory and the disposition of other immaterial assets in the ordinary course of business. With respect to the Persons with whom discussions or negotiations have been terminated, Seller shall, and shall cause Seller Affiliates and their respective Applicable Representatives to, use their reasonable best efforts to obtain the return or destruction of, in accordance with the terms of an applicable confidentiality agreement, any confidential information previously furnished to any such Person or any of its affiliates or representatives.
7.6    Public Announcements. The parties to this Agreement shall not, and shall cause each of their respective Affiliates and Applicable Representatives not to, directly or indirectly, issue any press release or other public statement relating to this Agreement, the terms hereof or the transactions contemplated hereby or use the other parties’ or their respective Affiliates’ names or refer to the other parties’ or their respective Affiliates directly or indirectly in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other parties; provided, that each party and its Applicable Representatives may, without prior written approval of the other parties, make statements with respect to this Agreement or the transactions contemplated hereby or thereby, including the Closing, that are consistent with (and do not otherwise include or refer to any terms or conditions that are not otherwise contained in) public statements with respect to this Agreement or the transactions contemplated hereby or thereby, including the Closing, that have previously been made or approved by the other parties, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, (x) each party shall in all events be permitted to make any public announcement required by applicable Law or stock exchange rules; provided, that the party making such disclosure shall, to the extent legally permissible and reasonably practicable, provide an opportunity to the other party to review and comment upon such public announcement and shall consider any such reasonable comments in good faith.
7.7    Corporate Actions by the Acquired Seller Party.
(a)    Prior to the Closing, Seller shall cause to be delivered to Buyer resignations executed by each director and officer of the Acquired Seller Party in office who is an employee of Seller or a Seller Affiliate as of immediately prior to the Closing, which resignations shall be effective upon the Closing, and Seller shall cooperate with Buyer in preparing for the replacement, upon the Closing, of directors and officers of the Acquired Seller Party with those Persons designated by Buyer; provided, that such resignations shall not constitute a termination of employment by such directors and officers and such resignations shall provide only for the resignation of such Persons from the applicable director and officer positions contemplated hereby.
(b)    Prior to the Closing, Seller shall use reasonable efforts to cause to be delivered to Buyer (i) a joint written consent signed by all directors and all stockholders of the

Acquired Seller Party that affirms the names of the individuals then serving as the directors and officers of the Acquired Seller Party and that ratifies and approves of all actions taken by such officers and directors on behalf of the Acquired Seller Party prior to the Closing Date and (ii) a certificate signed by the president of the Acquired Seller Party and dated as of the Closing Date certifying that the joint written consent is true and correct and remains in force.
(c)    Prior to the Closing, Seller shall use reasonable efforts to cause to be delivered to Buyer a release of claims (the “Release of Fiduciary Duty Claims”) with respect to a breach of fiduciary duty by each owner of Equity Interests of the Acquired Seller Party dated as of the Closing Date that releases such Person’s claims against the Acquired Seller Party arising prior to the Closing with respect to a breach of fiduciary duty.
(d)    At the Closing, Seller shall cause to be delivered to Buyer a valid stock certificate signed by appropriate officers of the Acquired Seller Party reflecting sole ownership of the Acquired Interests by a Seller Party and a stock power or other transfer document dated as of the Closing Date.
(e)    To the extent the Release of Fiduciary Duty Claims is not delivered pursuant to Section 7.7(c), from and after the Closing until the sixth anniversary of the Closing Date, Buyer shall use reasonable best efforts to cause the Acquired Seller Party to honor all rights to exculpation, indemnification and advancement of expenses existing in favor of all past and present directors, officers, managers and employees of, and other Persons who held or are holding similar positions at, the Acquired Seller Party (collectively, the “Acquired Business Indemnified Parties”) as provided in the Organizational Documents of the Acquired Seller Party or in other indemnification agreements, employment agreement or similar Contracts between the Acquired Seller Party, on the one hand, and an Acquired Business Indemnified Party, on the other hand, in each case, as in effect immediately prior to the Closing, with respect to matters, acts or omissions occurring at or prior to the Closing Date, including for acts or omissions occurring in connection with any of the Transaction Documents or the transactions contemplated hereby of thereby; provided, however, that the foregoing shall be subject to any limitation imposed by applicable Law; provided, further, that the Acquired Seller Party may look first to the directors’ and officers’ liability policy maintained by Seller for any such claim arising prior to the Closing Date.
7.8    Certain Tax Matters.
(a)    Straddle Period Allocation. For purposes of determining Tax liabilities and assets with respect to any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be (i) in the case of any property or other similar Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable period of the Seller Parties terminated as of the close of business on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated on a per diem basis, unless otherwise required by applicable Law.

(b)    Cooperation in Tax Matters. Buyer and Seller agree to furnish, or cause to be furnished, upon request, as promptly as practicable, such information and assistance relating to Taxes with respect to the Acquired Assets, including in connection with the filing of Tax Returns by Seller, Buyer or the other Seller Parties, preparation for or the conduct of any action or other proceeding with respect to Taxes (including a Tax Proceeding with respect to any Seller Party) or the making of any election related to Taxes, in each case with respect to the Acquired Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, no Seller Party shall be required to provide any Tax Returns or related books and records and information with respect to Taxes of any Seller Party or any of Seller Parties’ Affiliates (except to the extent solely and exclusively related to the Acquired Assets).
(c)    Buyer Covenants. Without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall cause its Affiliates not to, (i) enter into any transaction on or after the Closing Date not otherwise contemplated by this Agreement that is outside the ordinary course of business, (ii) make, change, revoke, approve or consent to any Tax election with respect to the Acquired Assets that would be effective for any Tax period ending on or before the Closing Date, (iii) amend, file or re-file any Tax Return with respect to the Acquired Assets for any Tax period ending on or before the Closing Date, (iv) extend or waive, or cause to be extended or waived any statute of limitations or other period for the assessment of any Tax or deficiency with respect to the Acquired Assets related to a Tax period ending on or before the Closing Date, or (v) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes with respect to the Acquired Assets attributable to a Tax period ending on or before the Closing Date, in each case, to the extent any Seller Party may have liability under this Agreement or otherwise for such action (including with respect to any amounts of Taxes that may be included in the determination of Closing Indebtedness); provided, that Seller’s consent shall be deemed to be unreasonably withheld, conditioned or delayed if any such action is required by applicable Law.
(d)    Tax Claims. Buyer shall promptly notify Seller upon its receipt of notice of any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Tax authority with respect to Taxes with respect to the Acquired Assets for which any Seller Party may have liability under this Agreement or otherwise (including with respect to any amounts of Taxes that may be included in the determination of Closing Indebtedness) (each a “Tax Claim”). All Tax Claims that relate solely to any Taxes for which a Seller Party may have liability under this Agreement or otherwise shall be controlled by Seller in its sole discretion; provided, however, that to the extent Buyer would have liability for any such Taxes, Seller shall keep Buyer informed with respect to the progress of such Tax Claim, shall permit Buyer to participate in such Tax Claim and shall not settle or compromise such Tax Claim without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, further, that, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, Buyer shall not have any participation, consent or other rights with respect to any Tax Claim related to Seller’s affiliated, consolidated, unitary, combined or other group Tax Returns. Buyer shall control all Tax Claims not controlled by Seller pursuant to the immediately preceding sentence; provided, however, that Buyer shall keep Seller informed with respect to the progress of such Tax Claims, shall permit Seller to participate in such Tax Claims and shall not settle or compromise any such Tax Claims without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(e)    Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, any transfer, value-added, documentary, sales, use, stamp, registration and other similar Taxes (including all applicable real estate transfer Taxes) arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”) shall be paid by Buyer or the applicable Buyer Designee. The party responsible under applicable Law shall prepare and file all necessary Tax Returns and other required documentation relating to such Transfer Taxes in accordance with applicable Law. The parties shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith. For the avoidance of doubt, Transfer Taxes shall not include any income, profits or gains Taxes incurred in connection with the transactions contemplated by this Agreement.
(f)    IRS Form W-9. On or prior to the Closing Date, Seller shall deliver to Buyer a completed and executed IRS Form W-9 of Seller.
(g)    Post-Closing Payments. The parties agree that any payment of any amounts in accordance with Section 3.4 shall be treated as an adjustment to the Closing Purchase Price payable hereunder and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.
(h)    Closing Purchase Price Allocation. The Closing Purchase Price (and all other items treated as consideration for Tax purposes, including the Assumed Liabilities) will be allocated among the Acquired Assets for all purposes (including Tax and financial accounting purposes) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, any comparable provisions of state or local Laws, as appropriate, and a methodology agreed upon by the parties prior to the Closing. Buyer shall deliver a proposed allocation of the Closing Purchase Price to Seller within 60 days following the final determination of Closing Purchase Price pursuant to Section 3.4 (as so allocated, the “Allocation”), and Seller shall notify Buyer of any objections thereto within 30 days of receiving the Allocation. If no such objections are received, Buyer’s proposed Allocation shall be considered final. If Buyer and Seller are unable to resolve any dispute with respect to the Allocation within 15 days of Seller’s objection, such dispute shall be resolved by the Valuation Firm in accordance with the principles of Section 3.4(c) The parties hereto and their respective Affiliates will file all Tax Returns (including IRS Form 8594, amended Tax Returns and claims for refund) and information reports in a manner consistent with the Allocation as finalized hereunder. Neither of the parties hereto or any of their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such Allocation, unless required to do so by applicable Laws.
(i)    Canadian Tax Matters.
(i)    Section 22 Tax Election. If available and requested by the Buyer or the Buyer Designee, the Buyer and applicable Buyer Designee and the applicable Seller Party shall elect jointly in the prescribed form under Section 22 of the Tax Act, Section 184 of the Taxation Act (Québec), if applicable, and the corresponding provisions of any other applicable Tax statute as to the sale of any receivables, and designate in such election an amount equal to the portion of the Final Closing Purchase Price allocated to the receivables pursuant to Section 7.8(h). This election, or these elections, shall be made within the time prescribed for such elections.
(ii)    Section 56.4 Election. The parties hereto acknowledge and agree that the non-competition and non-solicitation covenants in Section 7.20 are integral to this Agreement and are being granted and delivered to maintain or preserve the fair market value of the Acquired Assets, and that no proceeds or other amount received or receivable under this Agreement by the applicable Seller Party shall be for granting any such non-competition or non-solicitation covenant. At the request of the Buyer or a Buyer Designee, or the applicable Seller Party, and to the extent permitted by the Tax Act, the parties hereto shall make, and the applicable Seller Party shall file, any election or amended election in prescribed form (or such other form as requested by the Buyer, Buyer Designee or applicable Seller Party, as applicable) and within the prescribed time limits pursuant to Section 56.4(7) of the Tax Act, and any analogous provisions of provincial or territorial Tax legislation. Each Seller Party covenants and agrees that this Section 7.8(i)(ii) cannot and shall not be used or referred to in support of any challenge to the enforceability of any such covenants.
(iii)    Section 167 Election. If available, on Closing, the Buyer Designee and the applicable Seller Party shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to relieve the sale of the Canadian Acquired Assets from goods and services tax and harmonized sales tax. The Buyer Designee shall file such election no later than the filing date for its goods and services tax and harmonized sales tax return for the reporting period in which the sale of the Canadian Acquired Assets takes place.
7.9    Bulk Transfer Laws. Buyer acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Law or similar Law of any jurisdiction. Buyer hereby waives compliance by Seller and its Affiliates with the provisions of any bulk sale or bulk transfer Law or similar Law of any jurisdiction in connection with the transactions contemplated by this Agreement.
7.10    RWI Policy. Following the execution of this Agreement on the date hereof, Buyer shall bind coverage under the RWI Policy, and Buyer shall deliver a true and correct copy of the RWI Policy to Seller, in substantially the form provided to Seller prior to the date hereof. Without the prior written consent of Seller, Buyer and Buyer Affiliates shall not (a) amend, waive or otherwise modify the subrogation provision under the RWI Policy in any manner that would allow the insurer thereunder to subrogate or otherwise make or bring any claim against Seller, any Seller Affiliates, or any equity holder, manager, officer, director, employee or agent of any of the foregoing, except in the case of Fraud, or (b) amend, waive or modify the RWI Policy in a manner that would adversely affect Seller, Seller Affiliates or their respective Representatives. Buyer shall pay all premiums, underwriting fees and similar costs associated with Buyer obtaining the RWI Policy.
7.11    Mail Handling; Checks and Drafts. If before the 12 month anniversary of the Closing Date, (a) Buyer or any Seller Affiliates receives any mail or packages addressed to Seller or any Seller Affiliates not relating primarily to the Acquired Assets, the Assumed Liabilities or the Business, Buyer shall promptly deliver such mail or packages to Seller; or (b) Seller or any Seller Affiliates receives any mail or packages addressed to Seller or any Seller Affiliates but relating primarily to the Acquired Assets, the Assumed Liabilities or the Business, Seller shall promptly deliver such mail or packages to Buyer. If, following the Closing, (i) Buyer or any Seller Affiliates receives any cash, check or draft made payable to Buyer that constitutes an Excluded Asset, Buyer shall promptly deliver such cash to, or deposit such check or draft and upon receipt of funds from such checks or drafts deliver such funds to, Seller, or, if so requested by Seller, endorse such check or draft to Seller for deposit; or (ii) Seller or any Seller Affiliates receives any cash, check or draft made payable to Seller that constitutes an Acquired Asset, Seller shall promptly deliver such cash to, or deposit such check or draft and upon receipt of funds from such check or draft deliver such funds to, Buyer, or, if so requested by Buyer, endorse such check or draft to Buyer for deposit. The parties hereto may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 7.11.
7.12    Misallocated Assets.
(a)    If before the 12 month anniversary of the Closing Date, any right, legal title or interest in all or part of any Excluded Asset or Excluded Liability, is found to have been transferred to, or assumed by, Buyer, either directly or indirectly, then Buyer shall (i) provide written notice to Seller, (ii) assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, for no consideration, such legal title or interest in all or part of such Excluded Asset or Excluded Liability, as soon as practicable to Seller or an Affiliate indicated by Seller and (iii) hold the Excluded Asset (or part thereof), or relevant interest in the Excluded Asset, in trust for Seller (to the extent permitted by applicable Law) until such time (beyond the 12 month anniversary of the Closing Date) as such assignment, transfer, conveyance and delivery is validly effected to vest the Excluded Asset (or part thereof) or relevant interest in the Excluded Asset to Seller or an Affiliate of Seller designated by Seller.
(b)    If before the 12 month anniversary of the Closing Date, any right, legal title or interest in all or part of any Acquired Asset or Assumed Liability is found to have been retained by Seller, either directly or indirectly, then Seller shall (i) provide written notice to Buyer, (ii) assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, for no consideration, such legal title or interest in all or part of such Acquired Asset or Assumed Liability as soon as practicable to Buyer or an Affiliate indicated by Buyer and (iii) hold the Acquired Asset (or part thereof), or relevant interest in the Acquired Asset, in trust for Buyer (to the extent permitted by applicable Law) until such time (beyond the 12 month anniversary of the Closing Date) as such assignment, transfer, conveyance and delivery is validly effected to vest the Acquired Asset (or part thereof) or relevant interest in the Excluded Asset to Buyer or an Affiliate of Buyer designated by Buyer.
7.13    Termination of Intercompany Contracts.
(a)    Except as set forth in Section 7.13(b), effective as of the Closing, Seller shall cause any and all Contracts between or among Seller or its Affiliates, on the one hand, and the Acquired Seller Party, on the other hand, to be terminated. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Acquired Seller Party (to the extent a party thereto) shall be released from all obligations and Liabilities thereunder from and after the Closing. Each of the parties hereto shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 7.13(a) shall not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any of the parties hereto or any of their respective Affiliates), (ii) any Contract necessary to permit Seller to perform its obligations under the Transition Services Agreement; provided, that such Contract shall be terminated in accordance with Section 7.13(a) after the applicable services are terminated, (iii) any Contract that is an Acquired Contract, (iv) any Contract to which any Person other than Seller or a Seller Affiliate (including the Acquired Seller Party) is a party and (v) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Closing.
7.14    Shared Contracts.
(a)    From the date of this Agreement until the Closing, the parties hereto shall, and shall cause their respective Affiliates to, use reasonable efforts to work together (and, if necessary and desirable, to work with the third party or third parties to any Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that, effective as of the Closing Date, (i) Buyer is the beneficiary of the rights, and is responsible for the obligations, related to the portion of such Shared Contract relating to the Business (the “Buyer Portion”), and (ii) Seller or a Seller Affiliate is the beneficiary of the rights, and is responsible for the obligations, related to the portion of such Shared Contract not relating to the Business (the “Seller Portion”). In undertaking these efforts, (x) neither Seller nor any Seller Affiliates shall be required to pay any transfer or other fee, incur any Liability or offer any concession to split, assign or replicate any Shared Contract, (y) neither Buyer nor any Buyer Affiliates shall be required to accept terms and conditions that are less favorable to Buyer and Buyer Affiliates than the terms and conditions of the applicable Shared Contract then in force, or to assume any Liabilities of the Seller Portion under any Shared Contract, and (z) neither Buyer nor any Buyer Affiliate shall be required to commit to a term under any Shared Contract that is longer than the then-current renewal term of such Shared Contract and, if requested by Buyer, Seller will cooperate with Buyer in the earlier termination of the Buyer Portion of the Shared Contract (in which case any early termination fees or other expenses will be borne by Buyer). Without limiting the generality of the foregoing in this Section 7.14(a), following termination or expiration of the applicable service period for the applicable services under the Transition Services Agreement, upon Buyer’s reasonable written request, Seller shall use reasonable efforts, and Buyer shall reasonably cooperate with Seller, to cause the applicable counterparties to any Shared Contract to release Buyer and its Affiliates from all obligations comprising the Buyer Portion of such Shared Contract; provided, that (A) Buyer shall be solely responsible for, and shall bear, all costs, expenses and fees incurred in connection with obtaining any such release, (B) Buyer shall reimburse Seller and its Affiliates for any costs and expenses that are incurred by Seller or any of its Affiliates and paid to the counterparties under such Shared Contract with respect to the Buyer Portion thereof prior to, at or after the Closing, in each case, to the extent the benefit of such payment(s) inures to Buyer or any of its Affiliates (including the Acquired Seller Party) from and after the Closing, and (C) for the avoidance of doubt, nothing in this Section 7.14(a) shall require Seller or any of its Affiliates to pay any transfer or other fee, incur any Liability or offer any concession in connection with such release except to the extent Buyer has agreed in advance in writing to bear and promptly reimburse Seller for the same.
(b)    If the parties hereto or their respective Affiliates are not able to enter into an arrangement to divide, partially assign, modify or replicate (in whole or in part) the rights and obligations under and in respect of any such Shared Contract as contemplated by Section 7.14(a) prior to the Closing, then, subject to the additional terms of this Section 7.14(b), the Closing shall nonetheless take place on the terms set forth herein and, thereafter, until the earlier of the expiration or termination of such Shared Contract in accordance with its terms and the date on which the division, partial assignment, modification or replication of such Shared Contract as contemplated by Section 7.14(a) is effected, (i) Buyer and Seller shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to obtain any required Consents and enter into any necessary agreements to effectuate the foregoing, and the parties will cooperate in such endeavors, (ii) Buyer and Seller shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cooperate (each at its own expense) in any lawful, contractually permissible and commercially reasonable arrangement under which, following the Closing, Buyer shall receive the interest in the benefits of the Buyer Portion under such Shared Contract and Seller or a Seller Affiliate (other than the Acquired Seller Party) shall receive the interest in the benefits of the Seller Portion under such Shared Contract, (iii) Buyer shall perform all obligations under any Buyer Portion of a Shared Contract and (iv) Seller shall or shall cause a Seller Affiliate (other than the Acquired Seller Party) to perform all obligations under any Seller Portion of a Shared Contract.
7.15    Retained Names and Marks. Section 2.2(b)(v) of the Seller Disclosure Letter identifies all trade names and Marks that are owned by Seller or Seller Affiliates and used in the Business and that are not Acquired IP Rights (collectively, together with all variations thereof, the “Retained Names and Marks”). Buyer hereby acknowledges that Retained Names and Marks, including all right, title and interest therein are owned exclusively by Seller or Seller Affiliates, and Buyer acknowledges that it is not acquiring any rights to the Retained Names and Marks or any goodwill associated therewith. Neither Buyer nor any Buyer Affiliates are permitted to use the Retained Names and Marks except as set forth in Section 3.3 of the Transition Services Agreement.
7.16    Know-How Rights. Effective as of the Closing, Seller hereby grants, on behalf of itself and the other Seller Parties (other than the Acquired Seller Party), to Buyer a non-exclusive, perpetual, irrevocable, royalty-free, transferable license, with the right of sublicense (through multiple tiers), to all Know-How Rights owned by Seller or any such Seller Party (other than the Acquired Seller Party) as of the Closing that were used or held for use in the Business prior to the Closing (but are not Acquired Assets) for use by Buyer in the operation and conduct of the Business after the Closing. Effective as of the Closing, Buyer hereby grants to Seller and its Affiliates, a non-exclusive, perpetual, irrevocable, royalty-free, transferable license, with the right of sublicense (through multiple tiers), to all Know-How Rights that are Acquired Assets and that were used or held for use in the Retained Businesses prior to Closing for use by Seller and Seller Affiliates exclusively in the operation and conduct of the Retained Business after the Closing. For clarity, the licenses granted in this Section 7.16 do not expand the scope of the Acquired Assets or Excluded Assets and neither Seller nor Buyer nor any of their Affiliates shall be required to transfer Records or other documentation (or copies thereof) in connection with the foregoing licenses.
7.17    Contact with Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any Buyer Affiliates or any of its or their respective Applicable Representatives to) contact any director, employee, officer, customer, supplier, distributor, partner or other material business relation of Seller or any of its Affiliates regarding the Business or the transactions contemplated hereby or by the other Transaction Documents without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
7.18    Real Property.
(a)    If requested by Buyer, Seller shall use commercially reasonable efforts to assist Buyer with its efforts to obtain, at Buyer’s sole cost and expense, (i) a title insurance commitment (the “Title Commitment”) with respect to the Owned Real Property issued by First American Title Insurance Company, 121 South 8th Street, Suite 1250, Minneapolis, Minnesota 55402, Attention: Nicole Haapala (“Title Company”), (ii) an ALTA Owner’s Policy of Title Insurance insuring the Owned Real Property issued by the Title Company, (iii) a zoning report, and (iv) an ALTA survey of the Owned Real Property by providing Buyer’s surveyor with reasonable access to the Owned Real Property, provided, that (x) Buyer shall give Seller not less than five Business Days’ advance notice of the proposed entry at the Owned Real Property, (y) Buyer’s surveyor each shall conduct its work in a safe and responsible manner and in a manner that will not interfere with the operation of the Business, and (z) prior to Buyer’s surveyor accessing and surveying the Owned Real Property, Buyer shall provide Seller with an insurance certificate evidencing a reasonable amount of general liability insurance in a minimum amount of $2,000,000 combined single limit per occurrence and not less than $2,000,000 on a general aggregate basis, for bodily injury and death and property damages and naming Seller and such other parties as may be required by Seller as an additional insured of such liability insurance.
(b)    Buyer shall pay the cost of preparation of the Title Commitment, the premium for issuance of Buyer’s title insurance policy (and any lender policies), the cost of preparing the survey, the cost of the zoning report, all Transfer Taxes and the cost of recording the Special Warranty Deed.
(c)    In the event of any material loss or damage to the Acquired Real Property or to the manufacturing equipment therein, whether or not such loss or damage is Substantial Destruction, Seller shall provide Buyer with written notice thereof. If such material loss or damage has not been remedied by five Business Days prior to the expected Closing Date and if requested by Buyer in writing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Acquired Real Property and the manufacturing equipment therein and any other applicable insurance policy, including business interruption insurance. For purposes of determining whether a loss or damage is material for purposes of this Section 7.18(c), any estimated property damage in excess of $250,000 and any loss or damage to the manufacturing equipment therein that reduces or is reasonably likely to reduce production capacity by 10% will be deemed to be material.
(d)    In the event of a Substantial Destruction, in addition to its obligations under Section 7.18(c), Seller shall provide Buyer with written notice thereof and shall present a plan to restore the Acquired Real Property and the manufacturing equipment therein to its original condition.
7.19    Integration Committee.
(a)    As soon as reasonably practicable following the execution of this Agreement, the parties hereto shall establish an integration committee (the “Integration Committee”), comprised of one Seller representative and one Buyer representative (collectively, the “Committee Members”) as set forth in Section 7.19(a) of the Seller Disclosure Letter, in each case to be identified in writing by the applicable party as soon as reasonably practicable after the date of this Agreement and, in any event, within ten Business Days, subject to the other party’s reasonable agreement. All Committee Members shall have the appropriate experience and authority to make decisions on behalf of the appointing party. Seller and Buyer agree that it may not replace any Committee Member without first consulting with the other party.
(b)    Subject to applicable Law, the Integration Committee shall use reasonable efforts to coordinate and facilitate the completion of all actions, consents, deliveries and other matters required to be completed between the date of this Agreement and the Closing, including: (i) establishing and maintaining a closing checklist to identify the deliverables, approvals and consents required to permit performance of the transition services under the Transition Services Agreement; (ii) providing status updates on efforts to obtain Consents from vendors necessary for such transition services under the Transition Services Agreement; and (iii) preparing workaround solutions in the event such Consent cannot be reasonably obtained. Each party hereto shall cause its Committee Members to act in good faith and cooperate with the other Committee Members to achieve a timely and efficient Closing. The Integration Committee shall meet (virtually, by phone, or in person) as frequently as reasonably necessary, but no less than weekly unless otherwise agreed by the Integration Committee, during such period.
(c)    The Integration Committee shall serve solely in an advisory and coordinating capacity only and shall not have authority to amend or modify this Agreement, waive any rights, or make binding commitments on behalf of either party hereto.
7.20    Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and continuing until the third anniversary thereof, Seller and its Subsidiaries shall not engage in the Restricted Business in the Restricted Territory in any capacity; provided, that nothing in this Section 7.20(a) shall prohibit or restrict Seller or any Seller Affiliate from: (i) acquiring or holding (solely as a passive investment) capital stock or other equity interests in any Person that engages in the Restricted Business, where such shares or interests represent no more than 10% of the outstanding voting power or equity interests in such Person; or (ii) acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) all or substantially all of the business of any Person who derives less than 25% of its consolidated annual revenue for the trailing 12 months immediately preceding such acquisition from the Restricted Business; provided, that (x) no employee of Seller or any Seller Affiliate who, within the one-year period immediately prior to the Closing, had primary responsibility for developing or implementing corporate level marketing or strategic plans for the Business shall be permitted to provide services to the Restricted Business and (y) within 12 months after such acquisition, Seller and Seller Affiliates shall use reasonable best efforts to sell a sufficient portion of the business of such Person such that, following such divestiture, such Person derives less than 15% percent of its consolidated annual revenue for the trailing 12 months immediately preceding such acquisition from the Restricted Business (but in no event shall Seller or any of the Seller Affiliates be required to sell such Restricted Business at a loss or be required to discontinue operation of such Restricted Business in order to comply with this Section 7.20(a)). Seller and Seller Affiliates shall not be in breach of its obligations under this Section 7.20(a) as a result of Seller’s or a Seller Affiliate’s performance of its obligations under the Transition Services Agreement.
(b)    During the period beginning on the Closing Date and continuing until the second anniversary thereof, Seller and Seller Affiliates shall not, directly or indirectly, hire or solicit any Business Employee (including any consultants), intentionally encourage any such individual to leave such capacity, or hire any such individual who has ended an employment or consulting relationship with Buyer or a Buyer Affiliate; provided, that the foregoing shall not preclude (i) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise not specifically targeted at the Business Employees or the Business, or (ii) soliciting or hiring any person who (A) was terminated by Buyer or any Buyer Affiliate or (B) resigned at least 12 months prior to such solicitation or hiring by Seller.

(c)    Seller hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 7.20 are reasonable, including taking into account the direct and indirect consideration received by Seller in connection with the transaction contemplated in this Agreement, and are no broader than are necessary to protect the legitimate business interests of Buyer, including the ability of Buyer to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Business, and that such restrictions constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.
ARTICLE VIII

CONDITIONS PRECEDENT
8.1    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of the parties hereto to effect the Closing shall be subject to the satisfaction, or, to the extent permitted by applicable Laws, the waiver in writing by Buyer and Seller, as of the Closing, of the following conditions:
(a)    Regulatory Approvals. All applicable notices and waiting periods (or extensions thereof) under the HSR Act (the “Required Regulatory Approvals”) shall have been made, submitted, completed, expired or terminated, as applicable.
(b)    No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have (i) issued, granted or enforced any order, injunction or decree or other legal restraint or prohibition (whether temporary, preliminary or permanent) (collectively, “Restraints”) or (ii) enacted, entered, promulgated or enforced any Law that, in each case, remains in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Closing or the other transactions contemplated hereby.
8.2    Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is further subject to the satisfaction or, to the extent permitted by applicable Laws, waiver by Buyer as of the Closing of the following conditions:
(a)    Representations and Warranties of Seller.
(i)    The representations and warranties set forth in the first sentence of Section 4.1(a) and (b) (Corporate Organization), Section 4.2(b) and 4.2(d) (Capitalization of the Acquired Seller Party), Sections 4.3(a) and (b)(i) (Authority; No Violation) and Section 4.23 (Brokers) (collectively, the “Fundamental Representations”) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)    The representations and warranties set forth in Section 4.2(a) (Capitalization of the Acquired Seller Party) shall be true and correct in all but de minimis respects as of the Closing as though made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, such representations and warranties shall be true and correct in all but de minimis respects as of such date).
(iii)    The representation and warranty set forth in Section 4.6(a) (Absence of Material Adverse Effect) shall be true and correct in all respects as of the Closing.
(iv)    The representations and warranties of Seller set forth in this Agreement (other than the Fundamental Representations and the representations referenced in Sections 8.2(a)(ii) and 8.2(a)(iii)) (in each case, without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the Closing as though made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Performance by Seller. Seller shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)    Absence of Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.
(d)    Required Consent. Seller shall have delivered the Required Consent.
(e)    Absence of Substantial Destruction. Since the date of this Agreement, no Substantial Destruction shall have occurred that is continuing.
(f)    Executed Agreements and Certificates. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of Seller certifying as of the Closing that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d) have been satisfied;
(ii)    a counterpart of one or more bills of sale and assignment agreement, substantially in the form attached hereto as Appendix B (the “Bill of Sale and Assignment Agreement”), evidencing the assignment and transfer to Buyer of the Seller Parties’ right, title and interest in and to the Acquired Assets (other than the Acquired IP Rights, Leases and Owned Real Property), duly executed by the applicable Seller Parties;

(iii)    a counterpart of the assignment of Intellectual Property Rights, substantially in the form attached hereto as Appendix C (the “IP Assignment Agreement”), evidencing the assignment and transfer to Buyer of the Acquired IP Rights, duly executed by the applicable Seller Parties;
(iv)    a counterpart of one or more assignments of the lease agreements, substantially in the form attached hereto Appendix D (the “Lease Assignment Agreement”), evidencing the assignment and transfer to Buyer of the applicable Seller Parties’ right, title and interest in and to the Leases, duly executed by such Seller Parties, together with validly executed landlord consent(s) to the Lease Assignment Agreement (as required by the Leases) and together with an estoppel certificate by each landlord under the Leases certifying that no default exists under the Lease and each Lease remains in full force and effect;
(v)    a recordable special warranty deed, substantially in the form attached hereto as Appendix E (the “Special Warranty Deed”), evidencing the conveyance to Buyer of a fee simple title to the Owned Real Property (subject only to the Permitted Liens), duly executed by the applicable Seller Parties;
(vi)    such real property transfer tax forms (if any) reasonably required for submission by the County in which the Owned Real Property is located as a condition of acceptance of the Special Warranty Deed for recording in the real property records of the County;
(vii)    an owner’s affidavit, substantially in the form attached hereto as Appendix F;
(viii)    a counterpart of the Transition Services Agreement, duly executed by Seller;
(ix)    evidence of release of the Liens set forth in Section 8.2(f)(ix) of the Seller Disclosure Letter; and
(x)    the certificates and other documents required to be delivered under Sections 7.7(a) and 7.7(d).
8.3    Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is further subject to the satisfaction or, to the extent permitted by applicable Laws, waiver by Seller as of the Closing of the following conditions:
(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects as of the Closing as though made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, such representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, impede or materially delay the ability of Buyer to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.
(b)    Performance by Buyer. Buyer shall have performed in all material respects the covenants and agreements required to be performed at or prior to the Closing by it under this Agreement at or prior to the Closing.
(c)    Executed Agreements and Certificates. Seller shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of Buyer certifying as of the Closing that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;
(ii)    a counterpart of the Bill of Sale and Assignment Agreement, evidencing the assignment and transfer to Buyer of the Acquired Assets, duly executed by Buyer;
(iii)    a counterpart of the IP Assignment Agreement, evidencing the assignment and transfer to Buyer of the Acquired IP Rights, duly executed by Buyer;
(iv)    a counterpart of the Lease Assignment Agreement, evidencing the assignment and transfer to Buyer of the applicable Seller Parties’ right, title and interest in and to the Leases, duly executed by Buyer; and
(v)    a counterpart of the Transition Services Agreement, duly executed by the applicable Buyer Affiliate.
8.4    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its efforts as required by this Agreement to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement.
ARTICLE IX

TERMINATION AND AMENDMENT
9.1    Termination.
(a)    This Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written consent of Buyer and Seller;
(ii)    by Seller, in the event that (1) Buyer shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (2) any of the representations and warranties of Buyer set forth in this Agreement shall be or shall have become inaccurate, in either case of clause (1) or clause (2) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied if the Closing were to occur at such time, (II) has not been waived by Seller and (III) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Buyer before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the 30th day following receipt by Buyer of written notice from Seller of such breach, failure to perform, violation or inaccuracy; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to Seller if Seller is then in material breach of its representations, warranties, covenants or agreements under this Agreement;
(iii)    by Buyer, in the event that (1) Seller shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (2) any of the representations and warranties of Seller set forth in this Agreement shall be or shall have become inaccurate, in either case of clause (1) or clause (2) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied if the Closing were to occur at such time, (II) has not been waived by Buyer and (III) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Seller before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the 30th day following receipt by Seller of written notice from Buyer of such breach, failure to perform, violation or inaccuracy; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to Buyer if Buyer is then in material breach of its representations, warranties, covenants or agreements under this Agreement;
(iv)    by either Buyer or Seller, in the event that the Closing has not occurred on or before May 12, 2026 (“Outside Date”); provided, that if the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) (but in the case of Section 8.1(b), solely with respect to a Restraint or Law in respect of Regulatory Laws) has not been satisfied or waived on or prior to the close of business on the Outside Date but all other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date) or waived, the Outside Date will be automatically extended, without any action on the part of any party hereto, to August 12, 2026, and, if so extended, such date shall be the “Outside Date”; provided, further, that if the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) (but in the case of Section 8.1(b), solely with respect to a Restraint or Law in respect of Regulatory Laws) has not been satisfied or waived on or prior to the close of business on the Outside Date (as once extended pursuant to the immediately preceding proviso) but all other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date) or waived, the Outside

Date will be automatically extended, without any action on the part of any party hereto, to November 12, 2026, and, if so extended, such date shall be the “Outside Date”; provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature only can be satisfied at the Closing) occurs less than five Business Days prior to the Outside Date, the Outside Date shall be deemed extended to no later than five Business Days after the Outside Date to the extent necessary to permit the Closing to occur; provided, further, the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) shall not be available to any party whose material breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to occur by the Outside Date; or
(v)    by either Buyer or Seller if any Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final non-appealable Restraint or Law permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Closing or the other transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 9.1(a)(v) shall not be available to any party that has materially breached its obligations under Section 7.1, whereby such breach was the primary cause of such Restraint or Law being enacted, issued, promulgated, enforced or entered.
(b)    The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii) through 9.1(a)(v) shall give written notice of such termination to the other party in accordance with Section 11.3, specifying the provision or provisions hereof pursuant to which such termination is to be effected.
9.2    Effect of Termination. In the event of valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Affiliates or any of the officers, directors or managers of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the Confidentiality Agreement, Section 7.2(c) (excluding Section 7.2(c)(ii)), this Article IX and Article XI, as well as any defined terms used in such sections, shall survive any valid termination of this Agreement, and (ii) no party shall be relieved or released from any Liabilities or damages arising out of Fraud or Willful Breach by such party of any covenant or agreement contained in this Agreement occurring prior to termination. For purposes of this Agreement, “Willful Breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or intentionally fails to take), which act or failure to act constitutes in and of itself a material breach of any covenant or agreement in this Agreement, and in each case the breaching party actually knows that such action or inaction would be or would result in a material breach of a covenant or specific provision of this Agreement.
9.3    Termination Fee.
(a)    If this Agreement is terminated by (i) Buyer or Seller pursuant to Section 9.1(a)(iv) or Section 9.1(a)(v), or (ii) by Seller pursuant to Section 9.1(a)(ii) with respect to a breach of Section 7.1, and, as of the time of such termination, the only conditions to Closing set forth in Article VIII that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions would reasonably have been capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered) are those set forth in Section 8.1(a) or Section 8.1(b) (but in the case of Section 8.1(b), solely with respect to a Restraint or Law in respect of any Regulatory Law), then, within five Business Days following such termination, Buyer shall cause to be paid to Seller the Termination Fee.
(b)    Any Termination Fee due and payable by Buyer under this Section 9.3 shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. For the avoidance of doubt, the Termination Fee, as applicable, shall be payable by Buyer only once and not in duplication even though a termination fee may be payable by Buyer under one or more provisions hereof.
(c)    To the extent Buyer fails to pay (or fails to cause to be paid) to Seller the Termination Fee when due in accordance with this Section 9.3 and Seller initiates a Proceeding against Buyer to recover such Termination Fee, if such Proceeding results in a judgment in favor of Seller for the payment of the Termination Fee, Buyer shall pay to Seller: (i) all reasonable out-of-pocket costs and expenses incurred by Seller with respect to such Proceeding (including in connection with the enforcement of its rights under this Agreement) and (ii) interest on the unpaid Termination Fee from the date due under Section 9.3(a) until the date of payment at a rate of 10% per annum, accruing daily.
(d)    The parties hereto agree that if the Termination Fee becomes payable by, and is paid by, Buyer, then such Termination Fee shall be Seller’s sole and exclusive remedy for damages against Buyer and its Affiliates and Applicable Representatives in connection with this Agreement and the transactions contemplated hereby; provided, that nothing contained herein shall relieve Buyer from liability for Fraud or for any Willful Breach. In no event shall Seller or any other Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that nothing contained herein shall relieve Buyer from liability for Fraud or for any Willful Breach.
(e)    Each of the parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.
ARTICLE X

INDEMNIFICATION
10.1    Non-Survival. Notwithstanding any applicable statute of limitations, except in the case of Fraud, none of the representations or warranties in this Agreement, or in any instrument or certificate delivered by any party at Closing, shall survive the Closing, and no claim for breach of any such representation or warranty, or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing. Except in the case of Fraud, the covenants and agreements of the parties contained in this Agreement required to be performed prior to the Closing shall terminate as of the Closing, and no party hereto nor any of its Affiliates nor its or their respective Representatives shall have any recourse against the other party hereto or any of its Affiliates or its or their respective Representatives with respect to such covenants and agreements, except, (a) the Specified Matter set forth in Section 10.2(a)(iii) shall survive for a period of three years after the Closing (the “Specified Matter Survival Date”), at which time they shall terminate (and no Indemnification Claims shall be made for indemnification hereunder thereafter) and (b) for the covenants and agreements contained in this Agreement (including this Article X), which by their terms contemplate performance at or after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms, if any, or until fully performed if no such period for performance is specified, at which time they shall terminate.

10.2    Indemnification.
(a)    Subject to the other terms and conditions of this Article X, Seller shall indemnify in full and defend each of Buyer, Buyer Affiliates and their respective managers, officers, directors, employees, agents, successors and permitted assigns against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, including Direct Claims and Third-Party Claims, arising out of, relating to or constituting (i) the Excluded Liabilities, (ii) the Excluded Assets or (iii) the Specified Matter.
(b)    Subject to the other terms and conditions of this Article X, Buyer shall indemnify in full and defend Seller, Seller Affiliates and their respective managers, officers, directors, employees, agents, successors and permitted assigns against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, including Direct Claims and Third-Party Claims, arising out of, relating to or constituting the (i) Assumed Liabilities or (ii) Acquired Assets.
(c)    Notwithstanding any contrary term in this Agreement, (i) Seller will not be liable with respect to any Indemnification Claims for indemnification pursuant to Section 10.2(a)(iii) unless written notice of such claim is delivered to Seller prior to applicable Specified Matter Survival Date in accordance with the terms of Section 10.6 and (ii) the respective obligations of the parties hereto under Sections 10.2(a)(i) and (ii) and Section 10.2(b), as applicable, shall survive the Closing and shall continue indefinitely.
10.3    Limitations.
(a)    Payments by any Indemnifying Party pursuant to Section 10.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by any Indemnified Party from a third-party source (other than the Indemnifying Party, its Affiliates, or their respective Representatives) in respect of any such Losses (net of any costs, expenses or losses incurred in connection with obtaining such proceeds or payment). Any Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including, in the case of Buyer, the RWI Policy) or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, however, that in no event shall any Indemnified Party be required to commence or threaten any legal or other proceedings or claims in connection with any such recovery efforts. If any Indemnified Party receives any payment from a third party other than the Indemnifying Party, its Affiliates, or their respective Representatives for any Losses after it has already received an indemnification payment from the Indemnifying Party for the same Losses, then it shall promptly reimburse any Indemnifying Party for the amount of such payment (net of any costs, expenses or losses incurred in connection with obtaining such payment) up to the amount of the indemnification payment actually received from the Indemnifying Party and solely to the extent that such amount was not already deducted from the indemnification payment made by any Indemnifying Party.
(b)    Except to the extent awarded by a court of competent jurisdiction to a third party pursuant to a Third-Party Claim or as a result of Fraud, in no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise; provided that, with respect to incidental, consequential or indirect damages and lost profits, except to the extent such damages or lost profits were reasonably foreseeable.
(c)    Any Indemnified Party shall take all commercially reasonable steps to mitigate any Loss.
10.4    Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law, and shall be made by wire transfer of immediately available funds.
10.5    RWI Policy. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that (i) Seller has entered in this Agreement on the condition that Buyer has obtained, or will obtain, an RWI Policy, and (ii) irrespective of whether Buyer obtains an RWI Policy (and irrespective of whether the RWI Policy responds), Seller shall have no Liability whatsoever to Buyer or any other Person in respect of any claim for breach of a representation or warranty except in the case of Fraud.
10.6    Indemnification Procedures. The party making an Indemnification Claim under this Article X, is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article X, is referred to as the “Indemnifying Party”:
(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding or other action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Article X, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to (i) participate in the defense of any Third-Party Claim or (ii) by giving written notice to the Indemnified Party, assume the control of the defense of any Third-Party Claim, in each case, at the Indemnifying Party’s expense and with the employment of the Indemnifying Party’s own counsel reasonably acceptable to the Indemnified Party; provided, however, that in order for an Indemnifying Party to assume control of the defense of a Third-Party Claim: (x) the Third-Party Claim must not seek an injunction or other non-monetary equitable relief against the Indemnified Party; and (y) the Third-Party Claim must not relate to or arise in connection with any criminal Proceeding. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to this Section 10.6(a), (A) the Indemnifying Party shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party and (B) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party, subject to the Indemnifying Party’s right to control the defense thereof. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, whether or not such party controls the defense of such Third-Party Claim, including: (I) making available, subject to Section 7.2(b), records reasonably relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of reasonable, documented out-of-pocket expenses) to the defending party, (II) providing reasonable access to employees of the non-defending party on a mutually convenient basis as may be reasonably necessary for the preparation of the defense of such Third-Party Claim, (III) keeping the non-defending party reasonably apprised of any developments related to the defense of such Third-Party Claim and (IV) providing information on sources of potential insurance coverage.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnified Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Direct Claims. Any action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
10.7    Sole Remedy; No Duplicative Recovery.     Each party hereto acknowledges and agrees that, if the Closing occurs, the indemnification rights of the parties under this Article X and the RWI Policy are the sole and exclusive rights and remedies based on, arising out of or relating to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, and each party hereto agrees and covenants not to seek any remedy at Law relating to the transactions contemplated by this Agreement or any other Transaction Document, in each case, other than pursuant to this Article X and the RWI Policy; provided, however, that nothing herein shall be deemed to restrict any claim for Fraud.
ARTICLE XI

MISCELLANEOUS
11.1    Amendment.
(a)    This Agreement may be amended or modified by Buyer and Seller. This Agreement (including the provisions of this Section 11.1(a)) may not be amended or modified except by an instrument in writing signed on behalf of both Buyer and Seller.
(b)    At any time and from time to time, either Seller, on the one hand, or Buyer, on the other hand, may, except as otherwise explicitly set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Buyer or Seller, as applicable. Waivers shall operate to waive only the specific matter described in the writing (and for the specific party waiving such matter) and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived. No failure or delay by any party in exercising any right hereunder, or any other course of dealing shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
11.2    Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
11.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given on the date of such transmission, provided, that the relevant computer record does not indicate a failed transmission) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to Buyer, to:
Essity North America Inc.
2929 Arch Street, Suite 2600
Philadelphia, PA 19104
Attention: Vice President Legal
Email: [***]
With a copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Kevin Maler
Email: maler.kevin@dorsey.com
and
(b)    if to Seller, to:
Edgewell Personal Care Company
6 Research Drive
Shelton, CT 06484
Attention: LaTanya Langley; Francesca Weissman
Email: [***]; [***]

With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Andrew Elken; Keith L. Halverstam; Rachel E. Ratcliffe Payne
Email: Andrew.Elken@lw.com; Keith.Halverstam@lw.com; Rachel.RatcliffePayne@lw.com
11.4    Interpretation. When a reference is made in this Agreement to Sections, Articles, Schedules, Appendices or Annexes such reference shall be to a Section, Article, Schedule, Appendix or Annexes of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “day” shall mean a calendar day. The phrases “delivered”, “provided” and “made available,” when used with respect to any document, agreement or information provided by Seller shall mean that such document, agreement or information has been posted to the electronic data room captioned “Edgewell M&A 280525” hosted by Sterling, prior to the execution of this Agreement and is available and visible to Buyer and its Applicable Representatives and not removed on or prior to the execution of this Agreement, but excluding any reports prepared by advisors of Seller that Buyer has agreed Buyer is not permitted to rely upon. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement (other than the Seller Disclosure Letter) are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References to “dollar,” “dollars” or “$” shall be to the lawful currency of the United

States, and references to “C$” shall mean to the lawful currency of Canada. When a reference is made to Law, such reference shall mean any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.
11.5    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.
11.6    Counterparts. This Agreement may be executed in two or more counterparts (including by email or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission (including in .pdf format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.7    Entire Agreement. This Agreement (including the other Transaction Documents, the Appendices and the Seller Disclosure Letter), together with the Confidentiality Agreement, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except that the Confidentiality Agreement shall be deemed amended hereby so that until the valid termination of this Agreement in accordance with Section 9.1, Buyer shall be permitted to take the actions expressly contemplated by this Agreement).
11.8    Governing Law; Jurisdiction.
(a)    This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Closing or the other transactions contemplated hereby (“Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court lacks jurisdiction, the Delaware Superior Court or the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any Judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court lacks jurisdiction, the Delaware Superior Court or the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court lacks jurisdiction, the Delaware Superior Court or the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.8(b) in the manner provided for notices in Section 11.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
11.9    Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
11.10    Third-Party Beneficiaries. Except as provided in Section 7.7(e) (Indemnification of Directors and Officers), Section 10.2 (Indemnification) and Section 11.14 (Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege), nothing in this Agreement or the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.
11.11    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) or is threatened to not be performed in accordance with its specific terms or otherwise breached. Accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this

Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Closing), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties’ rights in this Section 11.11 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 11.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). In the event any party seeks any remedy referred to in this Section 11.11, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy. The election of Seller to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from subsequently seeking to terminate this Agreement and seeking to collect damages pursuant to Article IX, including the Termination Fee.
(b)    To the extent Seller brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 10 Business Days, or (ii) such other time period established by the court presiding over such Proceeding.
11.12    Severability. Without limiting Section 7.20, if any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination that any term or other provision is invalid, void, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
11.13    Seller Disclosure Letter. The inclusion of any item, information or other matter in the Seller Disclosure Letter that is not required by this Agreement to be so included is solely for convenience. The disclosure by Seller of any item, information or other matter in the Seller Disclosure Letter shall not be deemed to constitute an acknowledgement by Seller or any other Person that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material. Any item, information or matter disclosed in any section or subsection of the Seller Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Seller to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent on the face of such disclosure. The Seller Disclosure Letter and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent expressly provided in this Agreement.
11.14    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.
(a)    Buyer, on behalf of itself and Buyer Affiliates (including the Acquired Seller Party after the Closing) (Buyer and all such Buyer Affiliates, the “Buyer Group”) hereby waives any claim that Latham & Watkins LLP (“Prior Seller Counsel”) has or will have a conflict of interest under applicable Law or applicable ethical standards governing attorney conduct by representing the Seller Group or any of their respective officers, directors, members, managers, owners, trustees, or Seller Affiliates (“Designated Persons”) in any dispute with any member of the Buyer Group or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the transactions contemplated by this Agreement, in each case, after the Closing (“Post-Closing Representation”) solely as a result of Prior Seller Counsel’s representation of Seller and Seller Affiliates (including the Acquired Seller Party prior to the Closing) in connection with this Agreement, the negotiation thereof or its subject matter or the transactions contemplated by this Agreement (“Pre-Closing Representation”) (it being understood and agreed that the foregoing shall not apply if and to the extent (i) Prior Seller Counsel is then representing any member of the Buyer Group, and (ii) such representation of the Buyer Group would require Prior Seller Counsel to either refrain from representing the applicable Seller Group member or obtain the informed consent of the applicable Seller Group member and any member of the Buyer Group, as applicable, under applicable Law or applicable ethical standards governing attorney conduct).
(b)    Buyer, on behalf of the Buyer Group, hereby covenants and agrees, that, as to all communications prior to the Closing between Prior Seller Counsel, on the one hand, and any Designated Person or the Acquired Seller Party, on the other hand, that are subject to attorney-client privilege as of immediately prior to the Closing and relate to (and solely to the extent related to) the Pre-Closing Representation (“Pre-Closing Seller Communications”), no member of the Buyer Group may use any such Pre-Closing Seller Communications in any claim, dispute, action, suit or proceeding against or involving any of the Designated Persons. Buyer, on behalf of the Buyer Group, hereby irrevocably waives and agrees not to assert any attorney-client privilege or attorney-client confidentiality obligation with respect to any Pre-Closing Seller Communications in connection with any Post-Closing Representation (it being understood and agreed that any attorney-client privilege and attorney-client confidentiality obligation with respect to such Pre-Closing Seller Communications will be retained and controlled by the applicable Seller or other Designated Person solely for purposes of any such Post-Closing Representation). Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or one or more Buyer Affiliates, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Buyer or such Buyer Affiliate (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Seller Counsel (including any Pre-Closing

Seller Communications); provided, that neither Buyer nor any Buyer Affiliates may waive such privilege without the prior written consent of Seller. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 11.14.
(c)    As of the Closing, the Acquired Seller Party will cease to have any attorney-client relationship with the Prior Seller Counsel, unless and to the extent that such Prior Seller Counsel is expressly engaged in writing by the Acquired Seller Party to represent it.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
EDGEWELL PERSONAL CARE COMPANY
By:    /s/ Rod Little
Name: Rod Little
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
ESSITY AKTIEBOLAG (publ)
By:    /s/ Fredrik Rystedt
Name: Fredrik Rystedt
Title: CFO and Executive Vice President
By:    /s/ Mikael Schmidt
Name: Mikael Schmidt
Title: SVP and General Counsel

[Signature Page to Asset Purchase Agreement]